Filed Pursuant to Rule 424(b)(3)
Registration No. 333-268622

CRESCENT PRIVATE CREDIT INCOME CORP.

SUPPLEMENT NO. 15 DATED AUGUST 13, 2024

TO THE PROSPECTUS DATED SEPTEMBER 29, 2023

This prospectus supplement (“Supplement”) contains information that amends, supplements or modifies certain information contained in the accompanying prospectus of Crescent Private Credit Income Corp. (the “Fund”), dated September 29, 2023 (as amended and supplemented to date, the “Prospectus”). This Supplement is part of and should be read in conjunction with the Prospectus. Unless otherwise indicated, all other information included in the Prospectus, or any previous supplements thereto, that is not inconsistent with the information set forth in this Supplement remains unchanged. Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus.

Effective immediately, the Prospectus is updated to include the Quarterly Report on Form 10-Q for the quarter ended June 30, 2024 filed with the Securities and Exchange Commission on August 13, 2024 (the “Form 10-Q”). The Form 10-Q is attached to this Supplement as Appendix A.

Please retain this Supplement with your Prospectus.

Appendix A

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 10-Q

☒ QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended June 30, 2024

or

☐ TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Commission file number: 814-01599

Crescent Private Credit Income Corp.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	88-4283363
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

11100 Santa Monica Blvd., Suite 2000, Los Angeles, CA	90025
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (310) 235-5900

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
None	None	None

Indicate by check mark whether the Registrant: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☒ No ☐

Indicate by check mark whether the registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit such files). Yes ☒ No ☐

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-Accelerated filer	☒	Smaller reporting company	☐

Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Indicate by check mark whether the Registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes ☐ No ☒

The number of shares of the Registrant’s common stock, par value $0.01 per share outstanding at August 13, 2024 was 5,996,083 shares of Class I Common Stock ("Class I Shares").

Common shares outstanding exclude August 1, 2024 subscriptions since the issuance price is not yet finalized at the date of this filing.

11

CRESCENT PRIVATE CREDIT INCOME CORP.

FORM 10-Q FOR THE QUARTER ENDED JUNE 30, 2024

Table of Contents

PART I	FINANCIAL INFORMATION	4
Item 1.	Financial Statements	4
	Consolidated Statements of Assets and Liabilities as of June 30, 2024 (Unaudited) and December 31, 2023	4
	Consolidated Statements of Operations for the three and six months ended June 30, 2024 and for the period from May 5, 2023 (Commencement of Operations) through June 30, 2023 (Unaudited)	5
	Consolidated Statements of Changes in Net Assets for the three and six months ended June 30, 2024 and for the period from May 5, 2023 (Commencement of Operations) through June 30, 2023 (Unaudited)	6
	Consolidated Statements of Cash Flows for six months ended June 30, 2024 and for the period from May 5, 2023 (Commencement of Operations) through June 30, 2023 (Unaudited)	7
	Consolidated Schedule of Investments as of June 30, 2024 (Unaudited)	8
	Consolidated Schedule of Investments as of December 31, 2023	14
	Notes to Consolidated Financial Statements (Unaudited)
Item 2.	Management’s Discussion and Analysis of Financial Condition and Results of Operations	36
Item 3.	Quantitative and Qualitative Disclosures About Market Risk	45
Item 4.	Controls and Procedures	46
Part II	OTHER INFORMATION	47
Item 1.	Legal Proceeding	47
Item 1A.	Risk Factors	47
Item 2.	Unregistered Sales Of Equity Securities And Use Of Proceeds	47
Item 3.	Defaults Upon Senior Securities	47
Item 4.	Mine Safety Disclosures	47
Item 5.	Other Information	47
Item 6.	Exhibits	48

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements that involve substantial risks and uncertainties. Such statements involve known and unknown risks, uncertainties and other factors and undue reliance should not be placed thereon. These forward-looking statements are not historical facts, but rather are based on current expectations, estimates and projections about Crescent Private Credit Income Corp (together, with its consolidated subsidiaries, the “Company," “we” or “our”), our current and prospective portfolio investments, our industry, our beliefs and opinions, and our assumptions. Words such as “anticipates,” “expects,” “intends,” “plans,” “will,” “may,” “continue,” “believes,” “seeks,” “estimates,” “would,” “could,” “should,” “targets,” “projects,” “outlook,” “potential,” “predicts” and variations of these words and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements, including without limitation:

•
the ability of our investment adviser to locate suitable investments for us and to monitor and administer our investments;
•
regulations governing our operation as a business development company;
•
financing investments with borrowed money;
•
operation in a highly competitive market for investment opportunities;
•
risks associated with original issue discount (“OID”) and payment-in-kind (“PIK”) interest income;
•
changes in interest rates may affect our cost of capital and net investment income;
•
the impact of changes in Secured Overnight Financing Rate (“SOFR”), or other benchmark rates on our operating results;
•
uncertainty as to the value of certain portfolio investments;
•
our ability to deploy any capital raised in sales of our Common Shares;
•
lack of liquidity in investments;
•
the impact of changes in laws or regulations (including the interpretation thereof), including tax laws, governing our operations or the operations of our portfolio companies;
•
political and regulatory conditions that contribute to uncertainty and market volatility, including the upcoming U.S. presidential election and legislative, regulatory, trade and policies associated with a new administration;
•
the conflict in the Middle East;
•
the timing, form and amount of any dividend distributions;
•
risks regarding distributions;
•
potential resignation of the Adviser and/or the Administrator;
•
potential adverse effects of price declines and illiquidity in the corporate debt markets;
•
potential impact of economic recessions or downturns;
•
defaults by portfolio companies;
•
the outcome and impact of any litigation;
•
uncertainty surrounding the financial stability of the United States, Europe and China;
•
adverse developments in the credit markets; and
•
potential fluctuation in quarterly operating results.

Although we believe that the assumptions on which these forward-looking statements are based upon are reasonable, some of those assumptions may be based on the work of third parties and any of those assumptions could prove to be inaccurate; as a result, forward-looking statements based on those assumptions also could prove to be inaccurate. In light of these and other uncertainties, the inclusion of a projection or forward-looking statement in this Quarterly Report on Form 10-Q (the “Quarterly Report”) and should not be regarded as a representation by us that our plans and objectives will be achieved. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this Quarterly Report or other information incorporated herein by reference, as applicable. We do not undertake any obligation to update or revise any forward-looking statements or any other information contained herein, except as required by applicable law. You are advised to consult any additional disclosures that we may make directly to you or through reports that we in the future may file with the SEC, including registration statements on Form N-2, annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. The safe harbor provisions of Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”), which preclude civil liability for certain forward-looking statements, do not apply to the forward-looking statements in this report because we are an investment company.

PART I. Financial Information
Item 1. Financial Statements

Crescent Private Credit Income Corp.
Consolidated Statements of Assets and Liabilities
(in thousands, except for per share data)

	As of June 30, 2024 (Unaudited)	As of December 31, 2023
Assets
Investments, at fair value
Non-controlled non-affiliated investments (cost of $226,726 and $112,919, respectively)	$228,717	$114,294
Cash and cash equivalents	568	8,576
Restricted cash and cash equivalents	13,976	20,178
Interest receivable	1,676	671
Other assets	-	3
Total assets	$244,937	$143,722
Liabilities
Debt (net of deferred financing costs of $1,593 and $1,772, respectively)	$77,932	$20,728
Interest and other debt financing costs payable	1,244	177
Distribution payable	1,367	-
Payable for investments purchased	3,140	17,762
Management fees payable	334	-
Accrued expenses and other liabilities	727	1,197
Total liabilities	84,744	39,864
Commitments and Contingencies (Note 7)
Net assets
Common stock, par value $0.01 per share (300,000,000 shares authorized, 5,944,135 and 3,977,799 shares issued and outstanding, respectively)	59	40
Paid-in capital in excess of par value	151,651	99,875
Accumulated earnings	8,483	3,943
Total net assets	160,193	103,858
Total liabilities and net assets	$244,937	$143,722
Net asset value per share (Class I)	$26.95	$26.11

See accompanying notes

Crescent Private Credit Income Corp.
Consolidated Statements of Operations
(in thousands, except for per share data)
(Unaudited)

	For the three months ended June 30, 2024	For the six months ended June 30, 2024	For the period from May 5, 2023 (Commencement of Operations) through June 30, 2023
Investment Income:
From non-controlled non-affiliated investments:
Interest income	$5,260	$9,230	$256
Paid-in-kind interest	39	39	-
Other income	128	170	-
Total investment income	5,427	9,439	256
Expenses:
Interest and other debt financing costs	1,367	2,195	-
Management fees	495	903	53
Income based incentive fees	384	686	-
Capital gains based incentive fees	(18)	51	-
Professional fees	182	435	72
Directors’ fees	50	103	41
Other general and administrative expenses	711	1,170	170
Total expenses	3,171	5,543	336
Management fees waiver	(161)	(569)	(53)
Income based incentive fees waiver	(384)	(686)	-
Capital gains based incentive fees waiver	18	(51)	-
Expense support reimbursement	(414)	(414)	-
Net expenses	2,230	3,823	283
Net investment income before taxes	3,197	5,616	(27)
Provision for excise taxes	117	117	-
Net investment income	3,080	5,499	(27)
Net realized and unrealized gains on investments:
Net realized gain (loss) on:
Non-controlled non-affiliated investments	(219)	(219)	-
Net change in unrealized appreciation (depreciation) on:
Non-controlled non-affiliated investments and foreign currency translation	81	627	92
Net realized and unrealized gains on investments	(138)	408	92
Net increase in net assets resulting from operations	$2,942	$5,907	$65

See accompanying notes

Crescent Private Credit Income Corp.
Consolidated Statements of Changes in Net Assets
(in thousands, except share and per share data)
(Unaudited)

	Common Stock
	Class I Shares	Par Amount	Paid in Capital in Excess of Par Value	Accumulated Earnings	Total Net Assets
Balance at December 31, 2023	3,977,799	$40	$99,875	$3,943	$103,858
Net increase (decrease) in net assets resulting from operations:
Net investment income	-	-	-	5,499	5,499
Net realized gain (loss) on investments	-	-	-	(219)	(219)
Net change in unrealized appreciation (depreciation) on investments and foreign currency translation	-	-	-	627	627
Issuance of common stock - Class I shares	1,966,336	19	51,776	-	51,795
Distributions to stockholders	-	-	-	(1,367)	(1,367)
Total increase (decrease) in net assets	1,966,336	$19	$51,776	$4,540	$56,335
Balance at June 30, 2024	5,944,135	$59	$151,651	$8,483	$160,193

	Common Stock
	Class I Shares	Par Amount	Paid in Capital in Excess of Par Value	Accumulated Earnings	Total Net Assets
Balance at March 31, 2024	5,931,257	$59	$151,306	$6,908	$158,273
Net increase (decrease) in net assets resulting from operations:
Net investment income	-	-	-	3,080	3,080
Net realized gain (loss) on investments	-	-	-	(219)	(219)
Net change in unrealized appreciation (depreciation) on investments and foreign currency translation	-	-	-	81	81
Issuance of common stock - Class I shares	12,878	-	345	-	345
Distributions to stockholders	-	-	-	(1,367)	(1,367)
Total increase (decrease) in net assets	12,878	$-	$345	$1,575	$1,920
Balance at June 30, 2024	5,944,135	$59	$151,651	$8,483	$160,193

	Common Stock
	Class I Shares	Par Amount	Paid in Capital in Excess of Par Value	Accumulated Earnings (Loss)	Total Net Assets
Balance at May 5, 2023 (Commencement of Operations)	1,000	$0	$25	$-	$25
Net increase (decrease) in net assets resulting from operations:
Net investment income/(loss)	-	-	-	(27)	(27)
Net change in unrealized appreciation (depreciation) on investments	-	-	-	92	92
Issuance of common stock - Class I shares	1,200,000	12	29,988	-	30,000
Total increase (decrease) in net assets	1,200,000	$12	$29,988	$65	$30,065
Balance at June 30, 2023	1,201,000	$12	$30,013	$65	$30,090

See accompanying notes

Crescent Private Credit Income Corp.
Consolidated Statements of Cash Flows
(in thousands)
(Unaudited)
	For the six months ended June 30, 2024	For the period from May 5, 2023 (Commencement of Operations) through June 30, 2023
Cash flows from operating activities:
Net increase (decrease) in net assets resulting from operations	$5,907	$65
Adjustments to reconcile net increase (decrease) in net assets resulting from operations to net cash provided by (used for) operating activities:
Purchases of investments	(128,817)	(28,447)
Proceeds from sales of investments and principal repayments	15,178	68
Net realized (gain) loss on investments, foreign currency transactions and foreign currency forward contracts	219	-
Net change in unrealized (appreciation) depreciation on investments	(627)	(92)
Amortization of premium and accretion of discount, net	(394)	(2)
Amortization of deferred financing costs	180	-
Change in operating assets and liabilities:
(Increase) decrease in interest receivable	(1,005)	(188)
(Increase) decrease in other assets	3	(13)
Increase (decrease) in payable for investment purchased	(14,622)	22,987
Increase (decrease) in interest and other debt financing costs payable	1,067	-
Increase (decrease) in management fee payable	334	-
Increase (decrease) in accrued expenses and other liabilities	(470)	296
Net cash provided by (used for) operating activities	$(123,047)	$(5,326)
Cash flows from financing activities:
Proceeds from issuance of common stock	51,795	30,000
Subscriptions received in advance of due date	-	45,000
Borrowings on credit facilities	59,025	-
Repayments on credit facilities	(2,000)	-
Net cash provided by (used for) financing activities	108,820	75,000
Effect of exchange rate changes on cash denominated in foreign currency	17	-
Net increase (decrease) in cash and cash equivalents	(14,210)	69,674
Cash and cash equivalents and restricted cash, beginning of period	28,754	25
Cash and cash equivalents and restricted cash, end of period (1)	$14,544	$69,699

Supplemental and non-cash financing activities:
Cash paid during the period for interest	$903	$-
Cash paid during the period for taxes	$110	$-
Accrued but unpaid distributions	$1,367	$-

(1) As of June 30, 2024, the cash and cash equivalents and restricted cash included cash and cash equivalents of $568 and restricted cash and cash equivalents of $13,976. As of December 31, 2023, the cash and cash equivalents and restricted cash included cash and cash equivalents of $8,576 and restricted cash and cash equivalents of $20,178.

See accompanying notes

Crescent Private Credit Income Corp. Consolidated Schedule of Investments June 30, 2024 (in thousands, except share and per share data) (Unaudited)
Country/Security/Industry/Company	Investment Type	Interest Term *	Interest Rate	Maturity/ Dissolution Date	Principal Amount, Par Value or Shares **	Cost	Percentage of Net Assets ***	Fair Value
Investments (1)(2)(3)
United States
Debt Investments
Capital Goods
AECOM Management Services (Amentum) (7)	Senior Secured First Lien Term Loan	S + 400	9.46%	01/2027	740	$729	0.5	$743
Ahead DB Holdings (7)	Senior Secured First Lien Term Loan	S + 375	9.08%	02/2031	97	97	0.1	97
Alterra Mountain Company (7)	Senior Secured First Lien Term Loan	S + 350	8.84%	07/2026	303	303	0.2	305
Brand Industrial Services (7)	Senior Secured First Lien Term Loan	S + 450	9.83%	08/2030	311	311	0.2	313
Conair (7)	Senior Secured First Lien Term Loan	S + 375	9.21%	05/2028	995	991	0.6	991
CP Atlas (7)	Senior Secured First Lien Term Loan	S + 375 (50 Floor)	9.19%	11/2027	1,244	1,232	0.8	1,216
Energy Solutions (7)	Senior Secured First Lien Term Loan	S + 375 (50 Floor)	9.09%	09/2030	733	730	0.5	739
Fairbanks Morse Defense (7)	Senior Secured First Lien Term Loan	S + 475 (75 Floor)	10.35%	06/2028	1,015	1,003	0.6	1,019
MIWD Holdco (7)	Senior Secured First Lien Term Loan	S + 350	8.84%	03/2031	286	285	0.2	288
Parts Town (4)(5)	Unitranche First Lien Delayed Draw Term Loan			04/2030	-	(1)	-	(1)
Parts Town	Unitranche First Lien Term Loan	S + 325 (100 Floor) (including 175 PIK)	10.33%	04/2030	5,204	5,191	3.2	5,198
White Cap (7)	Senior Secured First Lien Term Loan	S + 325	8.59%	10/2029	990	990	0.6	993
					11,918	11,861	7.5	11,901
Commercial and Professional Services
Brown Group Holdings (7)	Senior Secured First Lien Term Loan	S + 300	8.35%	07/2029	746	745	0.5	747
Corelogic (7)	Senior Secured First Lien Term Loan	S + 350 (50 Floor)	8.96%	06/2028	1,492	1,467	0.9	1,473
Duraserv (4)(5)	Senior Secured First Lien Delayed Draw Term Loan			06/2031	-	(18)	-	(18)
Duraserv (4)(5)	Senior Secured First Lien Revolver			06/2030	-	(9)	-	(9)
Duraserv	Senior Secured First Lien Term Loan	S + 475 (75 Floor)	10.08%	06/2031	4,821	4,773	3.0	4,773
Galway (5)	Unitranche First Lien Revolver	S + 525 (75 Floor)	10.69%	09/2028	95	89	0.1	84
Galway (4)(5)	Unitranche First Lien Delayed Draw Term Loan			09/2028	-	(50)	-	(41)
Iris Buyer LLC (5)	Unitranche First Lien Delayed Draw Term Loan	S + 625 (100 Floor)	11.58%	10/2030	331	319	0.2	346
Iris Buyer LLC (4)(5)	Unitranche First Lien Revolver			10/2029	-	(12)	-	-
Iris Buyer LLC	Unitranche First Lien Term Loan	S + 625 (100 Floor)	11.59%	10/2030	3,514	3,424	2.3	3,619
LABL Inc (7)	Senior Secured First Lien Term Loan	S + 500 (50 Floor)	10.44%	10/2028	995	981	0.6	984
McKissock Investment Holdings LLC (Colibri) (7)	Senior Secured First Lien Term Loan	S + 500 (75 Floor)	10.33%	03/2029	2,985	2,918	1.9	3,000
Northstar (7)	Senior Secured First Lien Term Loan	S + 475	10.01%	05/2030	581	578	0.4	583
Pye Barker	Unitranche First Lien Term Loan	S + 450 (75 Floor)	9.85%	05/2031	8,755	8,755	5.5	8,755
Pye Barker (5)	Unitranche First Lien Delayed Draw Term Loan	S + 450 (75 Floor)	9.84%	05/2031	145	145	0.1	145
Pye Barker (5)	Unitranche First Lien Revolver	S + 450 (75 Floor)	9.85%	05/2030	108	108	0.1	100
Trugreen (7)	Senior Secured First Lien Term Loan	S + 400 (75 Floor)	9.44%	11/2027	1,244	1,216	0.7	1,201
Vaco Holdings (7)	Senior Secured First Lien Term Loan	S + 500 (75 Floor)	10.48%	01/2029	997	942	0.6	992
WCG/WIRB-Copernicus Group, Inc. (7)	Senior Secured First Lien Term Loan	S + 350 (100 Floor)	8.84%	01/2027	1,485	1,466	0.9	1,487
					28,294	27,837	17.8	28,221
Consumer Discretionary Distribution and Retail
1-800 Contacts (CNT Holdings I Corp) (7)	Senior Secured First Lien Term Loan	S + 350 (75 Floor)	8.83%	11/2027	979	975	0.6	983
Bass Pro - Great American Outdoors Group LLC (7)	Senior Secured First Lien Term Loan	S + 375 (75 Floor)	9.21%	03/2028	1,485	1,478	0.9	1,485
Les Schwab Tire (LS Group Opco Acquisition, LLC) (7)	Senior Secured First Lien Term Loan	S + 300 (75 Floor)	8.34%	11/2027	744	744	0.5	745
PetSmart (7)	Senior Secured First Lien Term Loan	S + 375	9.19%	02/2028	1,689	1,684	1.1	1,686
Savers (6)(7)	Senior Secured First Lien Term Loan	S + 375 (75 Floor)	9.08%	04/2028	2,095	2,095	1.3	2,113
					6,992	6,976	4.4	7,012
Consumer Durables and Apparel
Lakeshore Learning (7)	Senior Secured First Lien Term Loan	S + 350 (50 Floor)	8.96%	09/2028	868	861	0.5	867
					868	861	0.5	867

See accompanying notes

Crescent Private Credit Income Corp. Consolidated Schedule of Investments June 30, 2024 (in thousands, except share and per share data) (Unaudited)
Country/Security/Industry/Company	Investment Type	Interest Term *	Interest Rate	Maturity/ Dissolution Date	Principal Amount, Par Value or Shares **	Cost	Percentage of Net Assets ***	Fair Value
Consumer Services
Ascend Learning (7)	Senior Secured First Lien Term Loan	S + 350 (50 Floor)	8.94%	12/2028	1,492	1,485	0.9	1,493
Essential Services Holding Company (4)(5)	Unitranche First Lien Delayed Draw Term Loan			06/2031	-	(4)	-	(7)
Essential Services Holding Company (4)(5)	Unitranche First Lien Revolver			06/2030	-	(5)	-	(5)
Essential Services Holding Company	Unitranche First Lien Term Loan	S + 500 (75 Floor)	10.29%	06/2031	3,792	3,754	2.3	3,754
Golden Nugget Inc (Landry’s) (7)	Senior Secured First Lien Term Loan	S + 375 (50 Floor)	9.08%	01/2029	2,231	2,217	1.4	2,236
Inspire Brands, Inc. (Arby’s & Buffalo Wild Wings) (7)	Senior Secured First Lien Term Loan	S + 275 (75 Floor)	8.19%	12/2027	742	736	0.5	743
J&J Ventures Gaming (7)	Senior Secured First Lien Term Loan	S + 400 (75 Floor)	9.46%	04/2028	1,008	999	0.6	1,009
Kuehg Corp (7)	Senior Secured First Lien Term Loan	S + 450 (50 Floor)	9.83%	06/2030	222	221	0.1	223
Mavis Tire Express Services Topco, Corp. (7)	Senior Secured First Lien Term Loan	S + 375	9.09%	05/2028	644	644	0.4	647
					10,131	10,047	6.2	10,093
Diversified Financials
Pinnacle Purchaser, LLC (5)	Senior Secured First Lien Revolver	S + 575 (100 Floor)	11.01%	12/2029	88	84	0.1	88
Pinnacle Purchaser, LLC	Senior Secured First Lien Term Loan	S + 575 (100 Floor)	11.01%	12/2029	3,607	3,575	2.3	3,607
					3,695	3,659	2.4	3,695
Energy
Brazos (7)	Senior Secured First Lien Term Loan	S + 350 (50 Floor)	8.84%	02/2030	703	701	0.4	707
TallGrass Energy (Prairie ECI) (7)	Senior Secured First Lien Term Loan	S + 475	10.09%	08/2029	1,245	1,238	0.8	1,247
					1,948	1,939	1.2	1,954
Financial Services
Acrisure (7)	Senior Secured First Lien Term Loan	S + 450	9.83%	10/2030	1,496	1,490	0.9	1,507
Blackhawk Network Holdings, Inc. (7)	Senior Secured First Lien Term Loan	S + 500	10.34%	06/2025	744	741	0.5	747
LBM Acquisition (7)	Senior Secured First Lien Term Loan	S + 375 (75 Floor)	9.18%	05/2034	1,559	1,555	1.0	1,536
Nexus (7)	Senior Secured First Lien Term Loan	S + 450	9.84%	12/2028	1,496	1,489	0.9	1,499
					5,295	5,275	3.3	5,289
Food, Beverage and Tobacco
Primary Products (7)	Senior Secured First Lien Term Loan	S + 350 (50 Floor)	8.95%	04/2029	367	365	0.2	368
Triton Water Holdings, Inc. (7)	Senior Secured First Lien Term Loan	S + 325 (50 Floor)	8.85%	03/2028	1,485	1,455	0.9	1,487
Triton Water Holdings, Inc. (7)	Senior Secured First Lien Term Loan	S + 400 (50 Floor)	9.33%	03/2028	504	500	0.3	507
					2,356	2,320	1.4	2,362
Health Care Equipment and Services
Angels of Care	Senior Secured First Lien Term Loan	S + 575 (100 Floor)	11.09%	02/2030	3,741	3,703	2.3	3,741
Angels of Care (4)(5)	Senior Secured First Lien Revolver			02/2030	-	(4)	-	-
Angels of Care (4)(5)	Senior Secured First Lien Delayed Draw Term Loan			02/2030	-	(4)	-	-
Aspen Dental- ADMI Corp (7)	Senior Secured First Lien Term Loan	S + 375 (50 Floor)	9.21%	12/2027	1,561	1,485	1.0	1,532
Aspen Dental- ADMI Corp (7)	Senior Secured First Lien Term Loan	S + 575 (50 Floor)	11.09%	12/2027	505	482	0.3	509
Avalign (4)(5)	Unitranche First Lien Revolver			12/2028	-	(17)	-	-
Avalign	Unitranche First Lien Term Loan	S + 362.5 (75 Floor) (including 362.5 PIK)	12.60%	12/2028	7,103	6,968	4.5	7,145
Azalea Topco (7)	Senior Secured First Lien Term Loan	S + 350 (75 Floor)	8.84%	07/2026	395	391	0.2	395
DuPage Medical Group (Midwest Physician) (7)	Senior Secured First Lien Term Loan	S + 325 (75 Floor)	8.85%	03/2028	1,237	1,154	0.7	1,087
FH MD Buyer, Inc	Senior Secured First Lien Term Loan	S + 500 (75 Floor)	10.46%	07/2028	7,469	6,915	4.4	7,095
IVX Health (8)	Unsecured Debt	1400 PIK	14.00%	06/2031	2,850	2,780	1.7	2,779
IVX Health (4)(5)	Unitranche First Lien Revolver			06/2030	-	(28)	-	(28)
IVX Health	Unitranche First Lien Term Loan	S + 525 (100 Floor)	10.58%	06/2030	6,862	6,726	4.2	6,725
Laserway Intermediate Holdings II, LLC (7)	Senior Secured First Lien Term Loan	S + 575 (75 Floor)	11.33%	10/2027	3,271	3,236	2.1	3,285
LifePoint Health Inc (7)	Senior Secured First Lien Term Loan	S + 475	10.06%	11/2028	1,749	1,708	1.1	1,761
MB2 Dental	Unitranche First Lien Term Loan	S + 600 (75 Floor)	11.33%	02/2031	5,531	5,476	3.5	5,641
MB2 Dental (5)	Unitranche First Lien Revolver	S + 600 (75 Floor)	11.33%	02/2031	84	81	0.1	84
MB2 Dental (4)(5)	Unitranche First Lien Delayed Draw Term Loan			02/2031	-	(18)	-	38
MB2 Dental (4)(5)	Unitranche First Lien Delayed Draw Term Loan			02/2031	-	(22)	-	23

See accompanying notes

Crescent Private Credit Income Corp. Consolidated Schedule of Investments June 30, 2024 (in thousands, except share and per share data) (Unaudited)
Country/Security/Industry/Company	Investment Type	Interest Term *	Interest Rate	Maturity/ Dissolution Date	Principal Amount, Par Value or Shares **	Cost	Percentage of Net Assets ***	Fair Value
Med Parentco (7)	Senior Secured First Lien Term Loan	S + 400	9.33%	04/2031	1,257	1,251	0.8	1,258
Medical Solutions LLC (7)	Senior Secured First Lien Term Loan	S + 325 (50 Floor)	8.69%	11/2028	1,485	1,399	0.7	1,132
Medline Industries (Mozart Borrower) (7)	Senior Secured First Lien Term Loan	S + 275 (50 Floor)	8.09%	10/2028	675	666	0.4	677
MPH Acquisition (7)	Senior Secured First Lien Term Loan	S + 425 (50 Floor)	9.86%	09/2028	995	968	0.5	831
Pacific Dental Services (7)	Senior Secured First Lien Term Loan	S + 325	8.58%	05/2028	745	744	0.5	747
Upstream Newco Inc (7)	Senior Secured First Lien Term Loan	S + 425	9.84%	11/2026	1,487	1,408	0.8	1,354
					49,002	47,448	29.8	47,811
Insurance
Accession Risk Management (5)	Senior Secured First Lien Delayed Draw Term Loan			10/2026	(137)	29	-	31
Accession Risk Management	Senior Secured First Lien Delayed Draw Term Loan	S + 600 (100 Floor)	11.35%	10/2026	1,561	1,548	1.0	1,569
Accession Risk Management (5)	Senior Secured First Lien Delayed Draw Term Loan	S + 600 (100 Floor)	11.34%	11/2029	50	51	-	51
Accession Risk Management	Senior Secured First Lien Term Loan	S + 550 (100 Floor)	11.00%	10/2026	559	562	0.4	562
Accession Risk Management	Senior Secured First Lien Term Loan	S + 550 (100 Floor)	11.00%	10/2026	867	872	0.5	872
Accession Risk Management	Senior Secured First Lien Delayed Draw Term Loan	S + 550 (100 Floor)	11.00%	10/2026	1,566	1,573	1.0	1,574
Assured Partners (7)	Senior Secured First Lien Term Loan	S + 350	8.84%	01/2029	1,975	1,972	1.2	1,982
BroadStreet Partners Inc. (7)	Senior Secured First Lien Term Loan	S + 325	8.59%	06/2031	1,484	1,482	0.9	1,482
Outcomes Group Holdings Inc (7)	Unitranche First Lien Term Loan	S + 425	9.59%	05/2031	5,974	5,945	3.7	6,002
Sedgwick CMS Holdings, Inc. (7)	Senior Secured First Lien Term Loan	S + 375	9.09%	02/2028	741	736	0.5	742
					14,640	14,770	9.2	14,867
Materials
Anchor Packaging LLC (7)	Senior Secured First Lien Term Loan	S + 375	9.09%	07/2029	1,250	1,246	0.8	1,252
Berlin Packaging (7)	Senior Secured First Lien Term Loan	S + 375	9.19%	05/2031	500	499	0.3	502
Chemours (6)(7)	Senior Secured First Lien Term Loan	S + 350 (50 Floor)	8.84%	08/2028	1,456	1,442	0.9	1,452
Cornerstone (7)	Senior Secured First Lien Term Loan	S + 450	9.83%	05/2031	408	406	0.3	406
Formulations Parent Corporation (4)(5)	Unitranche First Lien Revolver			11/2030	-	(10)	-	(10)
Formulations Parent Corporation	Unitranche First Lien Term Loan	S + 575 (75 Floor)	11.07%	11/2030	3,294	3,234	2.0	3,236
Novolex - Flex Acquisition Company, Inc. (7)	Senior Secured First Lien Term Loan	S + 367.5 (50 Floor)	9.12%	04/2029	1,981	1,961	1.2	1,988
Online Labels Group, LLC (4)(5)	Senior Secured First Lien Revolver			12/2029	-	(2)	-	-
Online Labels Group, LLC (4)(5)	Senior Secured First Lien Delayed Draw Term Loan			12/2029	-	(1)	-	-
Online Labels Group, LLC (4)(5)	Senior Secured First Lien Delayed Draw Term Loan			12/2025	-	(1)	-	-
Online Labels Group, LLC	Senior Secured First Lien Term Loan	S + 525 (100 Floor)	10.55%	12/2029	1,443	1,429	0.9	1,443
Pegasus Steel	Senior Secured First Lien Term Loan	S + 525 (100 Floor)	10.55%	01/2031	1,545	1,524	1.0	1,545
Pegasus Steel (4)(5)	Senior Secured First Lien Delayed Draw Term Loan			01/2031	-	(3)	-	-
Plaze Inc (7)	Senior Secured First Lien Term Loan	S + 375	9.19%	08/2026	462	451	0.3	447
Plaze Inc (7)	Senior Secured First Lien Term Loan	S + 350	8.96%	08/2026	742	728	0.4	718
Resonetics (7)	Senior Secured First Lien Term Loan	S + 375 (75 Floor)	9.08%	06/2031	164	164	0.1	165
					13,245	13,067	8.2	13,144
Media and Entertainment
Authentic Brands Group - ABG (7)	Senior Secured First Lien Term Loan	S + 275	8.08%	12/2028	623	621	0.4	625
C4 Analytics	Senior Secured First Lien Term Loan	S + 550 (100 Floor)	10.82%	05/2030	7,400	7,327	4.6	7,328
C4 Analytics (5)	Senior Secured First Lien Revolver	P + 450 (100 Floor)	13.00%	05/2030	375	368	0.2	368
C4 Analytics (4)(5)	Senior Secured First Lien Delayed Draw Term Loan			05/2026	-	(9)	-	(18)
GoodRx	Senior Secured First Lien Term Loan	S + 375	9.09%	06/2029	837	829	0.5	832
Red Ventures, LLC (7)	Senior Secured First Lien Term Loan	S + 300	8.34%	03/2030	1,486	1,480	0.9	1,471
Yahoo/Verizon Media (7)	Senior Secured First Lien Term Loan	S + 550 (75 Floor)	10.96%	09/2027	986	967	0.5	867
					11,707	11,583	7.1	11,473
Pharmaceuticals, Biotechnology and Life Sciences
Parexel (Phoenix Newco, Inc.) (7)	Senior Secured First Lien Term Loan	S + 325 (50 Floor)	8.71%	11/2028	1,476	1,469	0.9	1,480
WCT Group Holdings, LLC	Unitranche First Lien Term Loan	S + 625 (75 Floor)	11.51%	12/2029	3,358	3,281	2.1	3,425
WCT Group Holdings, LLC (5)	Unitranche First Lien Revolver	S + 625 (75 Floor)	11.60%	12/2029	114	104	0.1	114
					4,948	4,854	3.1	5,019

See accompanying notes

Crescent Private Credit Income Corp. Consolidated Schedule of Investments June 30, 2024 (in thousands, except share and per share data) (Unaudited)
Country/Security/Industry/Company	Investment Type	Interest Term *	Interest Rate	Maturity/ Dissolution Date	Principal Amount, Par Value or Shares **	Cost	Percentage of Net Assets ***	Fair Value
Real Estate Management and Development
Belfor Holdings Inc (7)	Senior Secured First Lien Term Loan	S + 375	9.09%	10/2030	313	310	0.2	315
Chamberlain Group (Chariot Buyer) (7)	Senior Secured First Lien Term Loan	S + 325 (50 Floor)	8.71%	11/2028	1,484	1,460	0.9	1,485
Cushman Wakefield	Senior Secured First Lien Term Loan	S + 375	9.09%	01/2030	310	310	0.2	312
					2,107	2,080	1.3	2,112
Software and Services
Access Records Management (7)	Senior Secured First Lien Term Loan	S + 500 (50 Floor)	10.33%	08/2028	1,464	1,452	0.9	1,475
Advantage Sales (7)	Senior Secured First Lien Term Loan	S + 425	9.82%	10/2027	380	380	0.2	371
Asurion, LLC (7)	Senior Secured First Lien Term Loan	S + 425	9.69%	08/2028	1,982	1,930	1.2	1,970
Barracuda (7)	Senior Secured First Lien Term Loan	S + 450	9.81%	08/2029	1,496	1,496	0.9	1,496
Cloud Software (7)	Senior Secured First Lien Term Loan	S + 450 (50 Floor)	9.83%	03/2029	808	803	0.5	811
Cloud Software (7)	Senior Secured First Lien Term Loan	S + 400 (50 Floor)	9.33%	03/2029	1,643	1,587	1.0	1,644
Concord III, LLC (5)	Unitranche First Lien Revolver	S + 625 (100 Floor)	11.57%	12/2028	163	160	0.1	163
Concord III, LLC	Unitranche First Lien Term Loan	S + 625 (100 Floor)	11.58%	12/2028	5,661	5,605	3.5	5,661
Cotiviti Holdings (7)	Senior Secured First Lien Term Loan	S + 325	8.58%	02/2031	2,290	2,284	1.4	2,291
DS Admiral	Senior Secured First Lien Term Loan	S + 425	9.59%	06/2031	1,245	1,233	0.8	1,234
Endure Digital (Endurance Intl) (7)	Senior Secured First Lien Term Loan	S + 350 (75 Floor)	8.94%	02/2028	987	943	0.6	919
Ensono (7)	Senior Secured First Lien Term Loan	S + 400 (75 Floor)	9.46%	05/2028	997	972	0.6	991
Enverus (4)(5)	Unitranche First Lien Revolver			12/2029	-	(5)	-	1
Enverus (4)(5)	Unitranche First Lien Delayed Draw Term Loan			12/2029	-	(3)	-	1
Enverus	Unitranche First Lien Term Loan	S + 550 (75 Floor)	10.84%	12/2029	4,429	4,369	2.8	4,440
Evergreen IX Borrower 2023, LLC (4)(5)	Unitranche First Lien Revolver			09/2029	-	(11)	-	-
Evergreen IX Borrower 2023, LLC	Unitranche First Lien Term Loan	S + 600 (75 Floor)	11.33%	09/2030	4,478	4,374	2.9	4,567
Fortress	Senior Secured First Lien Term Loan	S + 400	9.32%	05/2031	550	547	0.3	551
Granicus, Inc. (4)(5)	Unitranche First Lien Delayed Draw Term Loan			01/2031	-	(5)	-	(1)
Granicus, Inc. (5)	Unitranche First Lien Revolver	P + 425 (100 Floor)	12.75%	01/2031	9	4	-	3
Granicus, Inc.	Unitranche First Lien Term Loan	S + 350 (100 Floor) (including 225 PIK)	11.08%	01/2031	3,895	3,861	2.4	3,885
Isolved (7)	Senior Secured First Lien Term Loan	S + 350	8.84%	10/2030	998	996	0.6	1,001
Micro Holdings (7)	Senior Secured First Lien Term Loan	S + 425	9.59%	05/2028	2,232	2,179	1.4	2,232
Milano Acquisition Corp (Gainwell) (7)	Senior Secured First Lien Term Loan	S + 400 (75 Floor)	9.43%	10/2027	2,229	2,177	1.4	2,165
Planview (7)	Senior Secured First Lien Term Loan	S + 375	9.09%	12/2027	534	533	0.3	534
RealPage, Inc. (7)	Senior Secured First Lien Term Loan	S + 300 (50 Floor)	8.46%	04/2028	1,485	1,460	0.9	1,446
Red Planet (7)	Senior Secured First Lien Term Loan	S + 350 (50 Floor)	8.94%	10/2028	1,244	1,226	0.8	1,207
Rocket Software (7)	Senior Secured First Lien Term Loan	S + 475	10.09%	11/2028	1,488	1,474	0.9	1,496
Sovos Compliance (7)	Senior Secured First Lien Term Loan	S + 450 (50 Floor)	9.96%	08/2028	995	989	0.6	989
UKG (7)	Senior Secured First Lien Term Loan	S + 325	8.58%	02/2031	42	42	-	42
					43,724	43,052	27.0	43,585
Telecommunication Services
CCI Buyer (7)	Senior Secured First Lien Term Loan	S + 400 (75 Floor)	9.33%	12/2027	1,492	1,487	0.9	1,496
					1,492	1,487	0.9	1,496
Utilities
Granite Energy LLC (7)	Senior Secured First Lien Term Loan	S + 375 (100 Floor)	9.21%	11/2026	1,226	1,217	0.8	1,227
					1,226	1,217	0.8	1,227

Total Debt Investments United States					213,588	$210,333	132.1%	$212,128

See accompanying notes

Crescent Private Credit Income Corp. Consolidated Schedule of Investments June 30, 2024 (in thousands, except share and per share data) (Unaudited)
Country/Security/Industry/Company	Investment Type	Interest Term *	Interest Rate	Maturity/ Dissolution Date	Principal Amount, Par Value or Shares **	Cost	Percentage of Net Assets ***	Fair Value
Equity Investments
Commercial and Professional Services
Iris Buyer LLC	Common Stock				192	193	0.1	204
Iris Buyer LLC	Common Stock				192,308	-	-	28
					192,500	193	0.1	232
Health Care Equipment and Services
IVX Health	Common Stock				880	880	0.5	880
					880	880	0.5	880
Pharmaceuticals, Biotechnology and Life Sciences
WCT Group Holdings, LLC	Common Stock				118	1,176	0.7	1,193
					118	1,176	0.7	1,193

Total Equity Investments United States					193,498	$2,249	1.3%	$2,305
Netherlands
Debt Investments
Commercial and Professional Services
Playgreen (6)	Unitranche First Lien Term Loan	E + 625	9.90%	04/2031	3,069	2,977	1.9	2,985
Playgreen (4)(5)(6)	Unitranche First Lien Delayed Draw Term Loan	E + 625	9.90%	04/2028	102	-	-	(42)
Van Der Steen (6)	Unitranche First Lien Term Loan	E + 600	9.84%	05/2031	3,524	3,428	2.1	3,427
Van Der Steen (4)(5)(6)	Unitranche First Lien Delayed Draw Term Loan	E + 600	9.84%	05/2031	79	(33)	-	(32)
					6,774	6,372	4.0	6,338
Financial Services
Hunter Douglas (6)(7)	Senior Secured First Lien Term Loan	S + 350 (50 Floor)	8.84%	02/2029	1,492	1,478	0.9	1,485
					1,492	1,478	0.9	1,485
Total Debt Investments Netherlands					8,266	7,850	4.9	7,823
New Zealand
Debt Investments
Software & Services
Pushpay USA Inc. (4)(5)(6)	Unitranche First Lien Revolver			05/2030	-	(10)	-	(4)
Pushpay USA Inc. (6)	Unitranche First Lien Term Loan	S + 675 (75 Floor)	12.23%	05/2030	5,530	5,382	3.5	5,529
Total Debt Investments New Zealand					5,530	5,372	3.5	5,525
United Kingdom
Debt Investments
Commercial and Professional Services
Ineos Quattro (6)(7)	Senior Secured First Lien Term Loan	S + 425	9.69%	04/2029	443	434	0.3	443
					443	434	0.3	443
Media and Entertainment
Stubhub (6)(7)	Senior Secured First Lien Term Loan	S + 475	10.09%	03/2030	493	488	0.3	493
					493	488	0.3	493
Total Debt Investments United Kingdom					936	922	0.6	936
Total Investments						$226,726	142.4%	$228,717
Cash Equivalents
Dreyfus Government Cash Management Institutional Fund	Cash Equivalents				548	548	0.3	548
Goldman Sachs FS Government Fund	Cash Equivalents				13,976	13,976	8.7	13,976
Cash Equivalents Total						$14,524	9.0%	$14,524
Investments and Cash Equivalents Total						$241,250	151.4%	$243,241

*The majority of the investments bear interest at a rate that may be determined by reference to Secured Overnight Financing Rate (“SOFR” or “S”) and which reset monthly, quarterly, semiannually, or annually. For each, the Company has provided the spread over the reference rate and the current interest rate in effect at the reporting date. The impact of a credit spread adjustment, if applicable, is included within the stated all-in interest rate. As of June 30, 2024, the reference rates for the Company’s variable rate loans are represented in the below table. Certain investments are subject to an interest rate floor. For fixed rate loans, a spread above a reference rate is not applicable.

**The total par amount is presented for debt investments, while the number of shares or units owned is presented for equity investments. Par amount is denominated in U.S. Dollars ($) unless otherwise noted.

***Percentage is based on net assets of $160,193 as of June 30, 2024.

	Tenor
Reference Rate	Overnight	1 month	3 month	6 Month	12 Month
Prime (“P”)	8.50%	-	-	-	-
SOFR (“S”)		5.34%	5.32%	5.25%	5.04%
EURIBOR (“E”)		3.63%	3.71%	3.68%	3.58%
(1)
All positions held are non-controlled/non-affiliated investments, unless otherwise noted, as defined by the Investment Company Act. Non-controlled/non-affiliated investments are investments that are neither controlled nor affiliated.
(2)
All debt investments are income-producing, unless otherwise noted. Equity and member interests are non-income-producing unless otherwise noted. The Company generally acquires its investments in private transactions exempt from registration under the Securities Act. Its investments are therefore generally subject to certain limitations on resale, and may be deemed to be “restricted securities” under the Securities Act.
(3)
The fair value of the investment was determined using significant unobservable inputs unless otherwise noted, as defined by the Investment Company Act. See Note 2 “Summary of Significant Accounting Policies”.
(4)
The negative cost, if applicable, is the result of the capitalized discount or unfunded commitment being greater than the principal amount outstanding on the loan. The negative fair value, if applicable, is the result of the capitalized discount or unfunded commitment on the loan.
(5)
Position or portion thereof is an unfunded loan commitment and no interest is being earned on the unfunded portion. The investment may be subject to an unused/letter of credit facility fee. See Note 7 “Commitments and Contingencies”.
(6)
Investment is not a qualifying asset as defined under section 55 (a) of the Investment Company Act of 1940. Qualifying assets must represent at least 70% of total assets at the time of acquisition. The Company’s percentage of non-qualifying assets based on fair value was 7.3% as of June 30, 2024.
(7)
This investment is valued using observable inputs and is considered a Level 2 investment per FASB guidance under ASC 820. See Note 5 for further information related to investments at fair value.
(8)
Fixed rate investment.

See accompanying notes

Crescent Private Credit Income Corp. Consolidated Schedule of Investments December 31, 2023 (in thousands, except share and per share data)
Country/Security/Industry/Company	Investment Type	Interest Term *	Interest Rate	Maturity/ Dissolution Date	Principal Amount, Par Value or Shares **	Cost	Percentage of Net Assets ***	Fair Value
Investments (1)(2)(3)
United States
Debt Investments
Capital Goods
AECOM Management Services (Amentum) (7)	Senior Secured First Lien Term Loan	S + 400	9.47%	01/2027	744	$731	0.7	$746
Energy Solutions (7)	Senior Secured First Lien Term Loan	S + 400 (50 Floor)	9.36%	09/2030	748	745	0.7	749
Fairbanks Morse Defense (7)	Senior Secured First Lien Term Loan	S + 475 (75 Floor)	10.36%	06/2028	1,020	1,006	1.0	1,022
White Cap (7)	Senior Secured First Lien Term Loan	S + 375 (50 Floor)	9.11%	10/2027	995	989	1.0	998
					3,507	3,471	3.4	3,515
Commercial and Professional Services
Brown Group Holdings (7)	Senior Secured First Lien Term Loan	S + 375	9.13%	07/2029	748	746	0.7	751
CHA Holdings, Inc.	Senior Secured First Lien Term Loan	S + 450 (100 Floor)	9.97%	04/2025	1,295	1,281	1.2	1,274
CHA Holdings, Inc. (5)	Senior Secured First Lien Delayed Draw Term Loan	S + 450 (100 Floor)	10.15%	04/2025	573	566	0.5	563
Iris Buyer LLC (5)	Unitranche First Lien Delayed Draw Term Loan	S + 625 (100 Floor)	11.64%	10/2030	73	60	0.1	59
Iris Buyer LLC (4)(5)	Unitranche First Lien Revolver			10/2029	-	(13)	-	(14)
Iris Buyer LLC	Unitranche First Lien Term Loan	S + 625 (100 Floor)	11.60%	10/2030	3,532	3,435	3.4	3,435
McKissock Investment Holdings LLC (Colibri) (7)	Senior Secured First Lien Term Loan	S + 500 (75 Floor)	10.24%	03/2029	3,000	2,926	2.9	3,004
Vaco Holdings (7)	Senior Secured First Lien Term Loan	S + 500 (75 Floor)	10.43%	01/2029	1,243	1,168	1.2	1,230
WCG/WIRB-Copernicus Group, Inc. (7)	Senior Secured First Lien Term Loan	S + 400 (100 Floor)	9.47%	01/2027	1,492	1,470	1.4	1,497
					11,956	11,639	11.4	11,799
Consumer Discretionary Distribution and Retail
1-800 Contacts (CNT Holdings I Corp) (7)	Senior Secured First Lien Term Loan	S + 350 (75 Floor)	8.93%	11/2027	744	740	0.7	747
Bass Pro - Great American Outdoors Group LLC (7)	Senior Secured First Lien Term Loan	S + 375 (75 Floor)	9.22%	03/2028	1,492	1,485	1.4	1,494
Harbor Freight Tools USA, Inc (7)	Senior Secured First Lien Term Loan	S + 275 (50 Floor)	8.22%	10/2027	1,742	1,724	1.8	1,742
Les Schwab Tire (LS Group Opco Acquisition, LLC) (7)	Senior Secured First Lien Term Loan	S + 325 (75 Floor)	8.71%	11/2027	746	745	0.7	747
PetSmart (7)	Senior Secured First Lien Term Loan	S + 375	9.21%	02/2028	1,698	1,692	1.6	1,682
					6,422	6,386	6.2	6,412
Consumer Durables and Apparel
Lakeshore Learning (7)	Senior Secured First Lien Term Loan	S + 350 (50 Floor)	8.97%	09/2028	873	866	0.8	873
					873	866	0.8	873
Consumer Services
Golden Nugget Inc (Landry’s) (7)	Senior Secured First Lien Term Loan	S + 400 (50 Floor)	9.36%	01/2029	1,492	1,478	1.4	1,495
Inspire Brands, Inc. (Arby’s & Buffalo Wild Wings) (7)	Senior Secured First Lien Term Loan	S + 300 (75 Floor)	8.46%	12/2027	744	737	0.7	747
J&J Ventures Gaming (7)	Senior Secured First Lien Term Loan	S + 400 (75 Floor)	9.61%	04/2028	1,014	1,003	1.0	1,009
Whatabrands LLC (7)	Senior Secured First Lien Term Loan	S + 300 (50 Floor)	8.47%	08/2028	995	994	1.0	998
					4,245	4,212	4.1	4,249
Diversified Financials
Pinnacle Purchaser, LLC (5)	Senior Secured First Lien Revolver	S + 575 (100 Floor)	10.93%	12/2029	88	84	0.1	84
Pinnacle Purchaser, LLC	Senior Secured First Lien Term Loan	S + 575 (100 Floor)	10.93%	12/2029	3,625	3,589	3.5	3,589
					3,713	3,673	3.6	3,673
Energy
Brazos (7)	Senior Secured First Lien Term Loan	S + 375 (50 Floor)	9.11%	02/2030	746	743	0.7	749
TallGrass Energy (Prairie ECI) (7)	Senior Secured First Lien Term Loan	S + 475	10.21%	03/2026	748	740	0.7	750
					1,494	1,483	1.4	1,499
Financial Services
Acrisure (7)	Senior Secured First Lien Term Loan	S + 450	9.89%	10/2030	1,500	1,493	1.5	1,506
Blackhawk Network Holdings, Inc. (7)	Senior Secured First Lien Term Loan	S + 275	8.14%	06/2025	744	740	0.7	745
					2,244	2,233	2.2	2,251

See accompanying notes

Crescent Private Credit Income Corp. Consolidated Schedule of Investments December 31, 2023 (in thousands, except share and per share data)
Country/Security/Industry/Company	Investment Type	Interest Term *	Interest Rate	Maturity/ Dissolution Date	Principal Amount, Par Value or Shares **	Cost	Percentage of Net Assets ***	Fair Value
Food, Beverage and Tobacco
Triton Water Holdings, Inc. (7)	Senior Secured First Lien Term Loan	S + 325 (50 Floor)	8.86%	03/2028	1,492	1,458	1.4	1,481
					1,492	1,458	1.4	1,481
Health Care Equipment and Services
Aspen Dental- ADMI Corp (7)	Senior Secured First Lien Term Loan	S + 375 (50 Floor)	9.22%	12/2027	994	927	0.9	947
Aspen Dental- ADMI Corp	Senior Secured First Lien Term Loan	S + 575 (50 Floor)	11.11%	12/2027	507	482	0.5	501
DuPage Medical Group (Midwest Physician) (7)	Senior Secured First Lien Term Loan	S + 325 (75 Floor)	8.86%	03/2028	1,243	1,152	1.1	1,131
FH MD Buyer, Inc	Senior Secured First Lien Term Loan	S + 511.448 (75 Floor)	10.47%	07/2028	7,507	6,915	6.7	6,945
Laserway Intermediate Holdings II, LLC (7)	Senior Secured First Lien Term Loan	S + 575 (75 Floor)	11.41%	10/2027	3,288	3,249	3.1	3,251
LifePoint Health Inc (7)	Senior Secured First Lien Term Loan	S + 550	11.17%	11/2028	1,753	1,708	1.7	1,751
Medical Solutions LLC (7)	Senior Secured First Lien Term Loan	S + 325 (50 Floor)	8.71%	11/2028	1,492	1,397	1.4	1,405
Medline Industries (Mozart Borrower) (7)	Senior Secured First Lien Term Loan	S + 300 (50 Floor)	8.47%	10/2028	744	734	0.7	749
Pacific Dental Services (7)	Senior Secured First Lien Term Loan	S + 350 (75 Floor)	8.97%	05/2028	747	746	0.7	748
Upstream Newco Inc (7)	Senior Secured First Lien Term Loan	S + 425	9.89%	11/2026	1,245	1,163	1.1	1,179
					19,520	18,473	17.9	18,607
Insurance
Accession Risk Management (5)	Senior Secured First Lien Delayed Draw Term Loan	S + 600 (75 Floor)	11.35%	10/2026	84	65	0.1	77
Accession Risk Management	Senior Secured First Lien Delayed Draw Term Loan	S + 600 (75 Floor)	11.43%	10/2026	188	185	0.2	187
Assured Partners (7)	Senior Secured First Lien Term Loan	S + 375	9.11%	02/2027	748	747	0.7	752
BroadStreet Partners Inc. (7)	Senior Secured First Lien Term Loan	S + 375	9.10%	01/2029	1,488	1,485	1.4	1,495
Outcomes Group Holdings Inc (7)	Senior Secured First Lien Term Loan	S + 325	8.90%	10/2025	746	744	0.7	748
Sedgwick CMS Holdings, Inc. (7)	Senior Secured First Lien Term Loan	S + 375	9.11%	02/2028	744	739	0.7	748
					3,998	3,965	3.8	4,007
Materials
Anchor Packaging LLC (7)	Senior Secured First Lien Term Loan	S + 350	8.96%	07/2026	746	743	0.7	743
Chemours (6)(7)	Senior Secured First Lien Term Loan	S + 350 (50 Floor)	8.86%	08/2028	1,463	1,448	1.4	1,465
Formulations Parent Corporation (4)(5)	Unitranche First Lien Revolver			11/2030	-	(11)	-	(11)
Formulations Parent Corporation	Unitranche First Lien Term Loan	S + 575 (75 Floor)	11.13%	11/2030	3,302	3,237	3.2	3,237
Novolex - Flex Acquisition Company, Inc. (7)	Senior Secured First Lien Term Loan	S + 417.5 (50 Floor)	9.63%	04/2029	1,991	1,969	1.9	2,002
Online Labels Group, LLC (4)(5)	Senior Secured First Lien Revolver			12/2029	-	(2)	-	(2)
Online Labels Group, LLC (4)(5)	Senior Secured First Lien Delayed Draw Term Loan			12/2029	-	(1)	-	(2)
Online Labels Group, LLC (4)(5)	Senior Secured First Lien Delayed Draw Term Loan			12/2025	-	(1)	-	(2)
Online Labels Group, LLC	Senior Secured First Lien Term Loan	S + 525 (100 Floor)	10.61%	12/2029	1,450	1,436	1.4	1,436
Plaze Inc (7)	Senior Secured First Lien Term Loan	S + 275	8.11%	08/2026	464	450	0.4	452
Plaze Inc (7)	Senior Secured First Lien Term Loan	S + 350	8.97%	08/2026	746	729	0.7	727
					10,162	9,997	9.7	10,045
Media and Entertainment
Authentic Brands Group - ABG (7)	Senior Secured First Lien Term Loan	S + 350	8.96%	12/2028	627	624	0.6	630
CMG Media Corp (7)	Senior Secured First Lien Term Loan	S + 350	8.95%	12/2026	1,494	1,368	1.3	1,390
Red Ventures, LLC (7)	Senior Secured First Lien Term Loan	S + 300	8.36%	03/2030	1,243	1,238	1.2	1,241
Yahoo/Verizon Media (7)	Senior Secured First Lien Term Loan	S + 550 (75 Floor)	10.97%	09/2027	1,213	1,179	1.1	1,190
					4,577	4,409	4.2	4,451
Pharmaceuticals, Biotechnology and Life Sciences
Parexel (Phoenix Newco, Inc.) (7)	Senior Secured First Lien Term Loan	S + 325 (50 Floor)	8.72%	11/2028	993	985	1.0	1,000
WCT Group Holdings, LLC	Unitranche First Lien Term Loan	S + 625 (75 Floor)	11.43%	12/2029	3,366	3,282	3.2	3,282
WCT Group Holdings, LLC (5)	Unitranche First Lien Revolver	S + 625 (75 Floor)	11.60%	12/2029	137	126	0.1	126
					4,496	4,393	4.3	4,408

See accompanying notes

Crescent Private Credit Income Corp. Consolidated Schedule of Investments December 31, 2023 (in thousands, except share and per share data)
Country/Security/Industry/Company	Investment Type	Interest Term *	Interest Rate	Maturity/ Dissolution Date	Principal Amount, Par Value or Shares **	Cost	Percentage of Net Assets ***	Fair Value
Real Estate Management and Development
Belfor Holdings Inc (7)	Senior Secured First Lien Term Loan	S + 375	9.11%	10/2030	334	331	0.3	335
Chamberlain Group (Chariot Buyer) (7)	Senior Secured First Lien Term Loan	S + 325 (50 Floor)	8.71%	11/2028	1,492	1,462	1.4	1,490
					1,826	1,793	1.7	1,825
Software and Services
Access Records Management (7)	Senior Secured First Lien Term Loan	S + 500 (50 Floor)	10.39%	08/2028	748	740	0.7	750
Asurion, LLC (7)	Senior Secured First Lien Term Loan	S + 425	9.71%	08/2028	1,492	1,443	1.4	1,489
Cloud Software (7)	Senior Secured First Lien Term Loan	S + 450 (50 Floor)	9.95%	03/2029	1,647	1,585	1.6	1,613
Concord III, LLC (4)(5)	Unitranche First Lien Revolver			12/2028	-	(3)	-	(3)
Concord III, LLC	Unitranche First Lien Term Loan	S + 625 (100 Floor)	11.62%	12/2028	5,675	5,619	5.4	5,620
Endure Digital (Endurance Intl) (7)	Senior Secured First Lien Term Loan	S + 350 (75 Floor)	9.42%	02/2028	1,492	1,417	1.4	1,466
Ensono (7)	Senior Secured First Lien Term Loan	S + 400 (75 Floor)	9.47%	05/2028	747	721	0.7	721
Enverus (4)(5)	Unitranche First Lien Revolver			12/2029	-	(5)	-	(5)
Enverus (4)(5)	Unitranche First Lien Delayed Draw Term Loan			12/2029	-	(3)	-	(3)
Enverus	Unitranche First Lien Term Loan	S + 550 (75 Floor)	10.86%	12/2029	4,440	4,374	4.2	4,374
Evergreen IX Borrower 2023, LLC (4)(5)	Unitranche First Lien Revolver			09/2029	-	(12)	-	-
Evergreen IX Borrower 2023, LLC	Unitranche First Lien Term Loan	S + 600 (75 Floor)	11.35%	09/2030	4,500	4,391	4.4	4,548
Isolved (7)	Senior Secured First Lien Term Loan	S + 400	9.48%	10/2030	180	178	0.2	181
Micro Holdings (7)	Senior Secured First Lien Term Loan	S + 425	9.61%	05/2028	1,993	1,935	1.9	1,963
Milano Acquisition Corp (Gainwell) (7)	Senior Secured First Lien Term Loan	S + 400 (75 Floor)	9.45%	10/2027	1,990	1,943	1.9	1,941
RealPage, Inc. (7)	Senior Secured First Lien Term Loan	S + 300 (50 Floor)	8.47%	04/2028	1,492	1,457	1.4	1,484
RevSpring, Inc. (7)	Senior Secured First Lien Term Loan	S + 400	9.61%	10/2025	744	719	0.7	742
					27,140	26,499	25.9	26,881
Utilities
Granite Energy LLC (7)	Senior Secured First Lien Term Loan	S + 375 (100 Floor)	9.22%	11/2026	1,226	1,214	1.2	1,225
					1,226	1,214	1.2	1,225

Total Debt Investments United States					108,891	$106,164	103.2%	$107,201
Equity Investments
Commercial and Professional Services
Iris Buyer LLC	Common Stock				192	193	0.2	192
Iris Buyer LLC	Common Stock				192,308	-	-	-
					192,500	193	0.2	192
Pharmaceuticals, Biotechnology and Life Sciences
WCT Group Holdings, LLC	Common Stock				118	1,177	1.1	1,177
					118	1,177	1.1	1,177

Total Equity Investments United States					192,618	$1,370	1.3%	$1,369
New Zealand
Debt Investments
Software & Services
Pushpay USA Inc. (4)(5)(6)	Unitranche First Lien Revolver			05/2029	-	(12)	-	-
Pushpay USA Inc. (6)	Unitranche First Lien Term Loan	S + 675 (75 Floor)	12.28%	05/2030	5,558	5,397	5.5	5,724
Total Debt Investments New Zealand					5,558	5,385	5.5	5,724
Total Investments						$112,919	110.0%	$114,294

See accompanying notes

Crescent Private Credit Income Corp. Consolidated Schedule of Investments December 31, 2023 (in thousands, except share and per share data)
Country/Security/Industry/Company	Investment Type	Interest Term *	Interest Rate	Maturity/ Dissolution Date	Principal Amount, Par Value or Shares **	Cost	Percentage of Net Assets ***	Fair Value
Cash Equivalents
Dreyfus Government Cash Management Institutional Fund	Cash Equivalents				8,576	8,576	8.3	8,576
Goldman Sachs FS Government Fund	Cash Equivalents				20,178	20,178	19.4	20,178
Cash Equivalents Total						$28,754	27.7%	$28,754
Investments and Cash Equivalents Total						$141,673	137.7%	$143,048

*The majority of the investments bear interest at a rate that may be determined by reference to Secured Overnight Financing Rate (“SOFR” or “S”) and which reset monthly, quarterly, semiannually, or annually. For each, the Company has provided the spread over the reference rate and the current interest rate in effect at the reporting date. The impact of a credit spread adjustment, if applicable, is included within the stated all-in interest rate. As of December 31, 2023, the reference rates for the Company’s variable rate loans are represented in the below table. Certain investments are subject to an interest rate floor. For fixed rate loans, a spread above a reference rate is not applicable.

**The total par amount is presented for debt investments, while the number of shares or units owned is presented for equity investments. Par amount is denominated in U.S. Dollars ($) unless otherwise noted.

***Percentage is based on net assets of $103,858 as of December 31, 2023.

	Tenor
Reference Rate	Overnight	1 month	3 month	6 Month	12 Month
SOFR (“S”)		5.35%	5.33%	5.16%	4.77%

(1)
All positions held are non-controlled/non-affiliated investments, unless otherwise noted, as defined by the Investment Company Act. Non-controlled/non-affiliated investments are investments that are neither controlled nor affiliated.
(2)
All debt investments are income-producing, unless otherwise noted. Equity and member interests are non-income-producing unless otherwise noted. The Company generally acquires its investments in private transactions exempt from registration under the Securities Act. Its investments are therefore generally subject to certain limitations on resale, and may be deemed to be “restricted securities” under the Securities Act.
(3)
The fair value of the investment was determined using significant unobservable inputs unless otherwise noted, as defined by the Investment Company Act. See Note 2 “Summary of Significant Accounting Policies”.
(4)
The negative cost, if applicable, is the result of the capitalized discount or unfunded commitment being greater than the principal amount outstanding on the loan. The negative fair value, if applicable, is the result of the capitalized discount or unfunded commitment on the loan.
(5)
Position or portion thereof is an unfunded loan commitment and no interest is being earned on the unfunded portion. The investment may be subject to an unused/letter of credit facility fee. See Note 7 “Commitments and Contingencies”.
(6)
Investment is not a qualifying asset as defined under section 55 (a) of the Investment Company Act of 1940. Qualifying assets must represent at least 70% of total assets at the time of acquisition. The Company’s percentage of non-qualifying assets based on fair value was 5.0% as of December 31, 2023.
(7)
This investment is valued using observable inputs and is considered a Level 2 investment per FASB guidance under ASC 820. See Note 5 for further information related to investments at fair value.

See accompanying notes

Crescent Private Credit Income Corp.

Notes to Consolidated Financial Statements

(in thousands, except share and per share amounts)

June 30, 2024
(Unaudited)

Note 1. Organization and Basis of Presentation

Crescent Private Credit Income Corp. (the “Company”) was formed on November 10, 2022 as a Maryland corporation structured as a non-diversified, closed-end management investment company. The Company elected to be regulated as a business development company (“BDC”) under the Investment Company Act of 1940, as amended (the “Investment Company Act”). The Company is externally managed by its adviser, Crescent Cap NT Advisors, LLC (the “Adviser”), an investment adviser registered with the Securities and Exchange Commission (the “SEC”) under the Investment Advisers Act of 1940. In addition, the Company has elected to be treated, and intends to qualify annually, as a regulated investment company (a “RIC”) under Subchapter M of the Internal Revenue Code of 1986 (the “Code”). As a RIC, the Company will not be taxed on its income to the extent that it distributes such income each year and satisfies other applicable income tax requirements. The Company has authorized three classes of its common stock, par value $0.01 per share, Class S Common Stock (“Class S shares”), Class D Common Stock (“Class D shares”) and Class I Common Stock (“Class I shares”) and, together with Class S shares and Class D shares, “Common Shares”). Since commencing operations, the Company has not offered or sold any of its Class S shares or Class D shares.

The Company’s investment objectives are to generate current income and, to a lesser extent, long-term capital appreciation. The Company intends to invest primarily in directly originated assets, including debt securities and related equity investments, made to or issued by U.S. middle-market companies. The Company may also make investments in syndicated loans and other liquid credit opportunities, including in publicly traded debt instruments, for cash management purposes and to generate attractive risk adjusted returns.

CCAP Administration LLC (the “Administrator”) provides certain administrative services necessary for the Company to operate. Company management consists of investment and administrative professionals from the Adviser and Administrator, along with the Company’s Board of Directors (the “Board”). The Adviser directs and executes the investment operations and capital raising activities of the Company subject to oversight from the Board, which sets the broad policies of the Company. The Board has delegated investment management of the Company’s portfolio assets to the Adviser. The Board consists of five directors, three of whom are independent.

From time to time, the Company may form wholly owned subsidiaries to facilitate the normal course of business if the Adviser determines that for legal, tax, regulatory, accounting or other similar reasons it is in the best interest of the Company to do so. The Company has also formed a special purpose vehicle that holds certain debt investments in connection with a credit facility.

On May 3, 2023, Crescent Capital Group LP, an affiliate of the Adviser (“Crescent”), purchased 1,000 Common Shares for $25, or $25.00 per share.

On May 5, 2023, Sun Life Assurance Company of Canada (“Sun Life Assurance”), an affiliate of Sun Life Financial Inc., a majority owner of the Company (“Sun Life”) made a $150,000 capital commitment to the Company. On May 5, 2023, the Company received capital call proceeds totaling $30,000 from Sun Life Assurance. In June 2023, Sun Life Assurance subsequently transferred its remaining undrawn commitment totaling $120,000 to BK Canada Holdings Inc. (“BK Canada”), an affiliate of Sun Life, pursuant to a transfer agreement among Sun Life Assurance, BK Canada and the Company. As of June 30, 2024, the Company received all $120,000 of remaining capital commitment proceeds from BK Canada.

Note 2. Summary of Significant Accounting Policies

Basis of Presentation

The Company's functional currency is the United States dollar and these consolidated financial statements have been prepared in that currency. The Company’s consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to Regulation S-X. The Company is treated as an investment company and, therefore, applies the specialized accounting and reporting guidance in Accounting Standards Codification (“ASC”) 946, Financial Services – Investment Companies.

The accompanying interim consolidated financial statements of the Company and related financial information have been prepared pursuant to the requirements for reporting on Form 10-Q and Article 10 of Regulation S-X. Accordingly, certain disclosures accompanying annual consolidated financial statements prepared in accordance with GAAP are omitted. In the opinion of management, the unaudited interim financial results included herein contain all adjustments and reclassifications consisting solely of normal accruals that are necessary for the fair presentation of consolidated financial statements as of and for the periods included herein. All significant intercompany balances and transactions have been eliminated. The current period’s results of operations will not necessarily be indicative of results that ultimately may be achieved for the year ending December 31, 2024.

Use of Estimates

The preparation of the consolidated financial statements in conformity with GAAP requires management to make certain estimates and assumptions that may affect the amounts reported in the consolidated financial statements and accompanying notes. The consolidated financial statements reflect all adjustments that in the opinion of management are necessary for the fair statement of the Company’s results of the period presented. Although management believes that the estimates and assumptions are reasonable, changes in the economic environment, financial markets and any other parameters used in determining these estimates could cause actual results to differ materially.

Cash and Cash Equivalents

Cash and cash equivalents consist of demand deposits and may include highly liquid investments (e.g., money market funds, U.S. Treasury notes, and similar type instruments) with original maturities of three months or less. The Company deposits its cash and cash equivalents with highly rated banking corporations and, at times, cash deposits may exceed the insured limits under applicable law. Cash equivalents held by the Company are deemed to be a Level 1 asset per ASC 820 Fair Value hierarchy, as defined below. Restricted cash and cash equivalents consists of deposits and cash collateral held at U.S. Bank N.A. related to the Company’s credit facility.

Investment Transactions

Loan originations are recorded on the date of the binding commitment. Investments purchased on a secondary market are recorded on the trade date. Realized gains or losses are recorded using the specific identification method as the difference between the net proceeds received (excluding prepayment fees, if any) and the amortized cost basis of the investment without regard to unrealized gains or losses previously recognized, and include investments written off during the period, net of recoveries. The net change in unrealized gains or losses primarily reflects the change in investment fair values as of the last day of the reporting period and also includes the reversal of previously recorded unrealized gains or losses with respect to investments realized during the period.

Investment Valuation

The Company applies Financial Accounting Standards Board ASC 820, Fair Value Measurement (ASC 820), as amended, which establishes a framework for measuring fair value in accordance with GAAP and required disclosures of fair value measurements. ASC 820 determines fair value to be the price that would be received for an investment in a current sale, which assumes an orderly transaction between market participants on the measurement date. Market participants are defined as buyers and sellers in the principal or most advantageous market (which may be a hypothetical market) that are independent, knowledgeable, and willing and able to transact. In accordance with ASC 820, the Company considers its principal market to be the market that has the greatest volume and level of activity. ASC 820 specifies a fair value hierarchy that prioritizes and ranks the level of observability of inputs used in the determination of fair value. In accordance with ASC 820, these levels are summarized below:

•
Level 1—Valuations based on quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access.
•
Level 2—Valuations based on quoted prices in markets that are not active or for which all significant inputs are observable, either directly or indirectly.
•
Level 3—Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

Investments for which market quotations are readily available are typically valued at those market quotations. To validate market quotations, the Adviser utilizes a number of factors to determine if the quotations are representative of fair value, including the source and number of the quotations. With respect to investments for which market quotations are not readily available, or for which market quotations are deemed not reflective of the fair value, the Adviser, as the Board’s valuation designee, determines the fair value of the investments in good faith, based on, among other things, the fair valuation recommendations from investment professionals, the oversight of the Company’s Audit Committee and independent third-party valuation firms.

The Adviser, as the valuation designee, undertakes a multi-step valuation process under the supervision of the Board, which includes, among other procedures, the following:

•
Each investment is initially valued by the investment professionals responsible for monitoring that investment.
•
The Adviser has established pricing and valuation committees, which are responsible for reviewing and approving the fair valuation recommendations from the investment professionals.
•
The valuations of certain portfolio investments are independently corroborated by third-party valuation firms based on certain criteria including investment size and risk profile.
•
Final valuation determinations and supporting materials are provided to the Board quarterly as part of the Board's oversight of the Adviser as the valuation designee.

Investments in investment companies are valued at fair value. Fair values are generally determined utilizing the net asset value (“NAV”) supplied by, or on behalf of, management of each investment company, which is net of management and incentive fees or allocations charged by the investment company and is in accordance with the “practical expedient”, as defined by ASC 820. NAVs received by, or on behalf of, management of each investment company are based on the fair value of the investment company’s underlying investments in accordance with policies established by management of each investment company, as described in each of their financial statements and offering memorandum. Investments which are valued using NAV as a practical expedient are excluded from the above hierarchy.

The Company applies the valuation policy approved by the Board that is consistent with ASC 820. Consistent with the valuation policy, the Adviser, in its capacity as the Board’s valuation designee, evaluates the source of inputs, including any markets in which its investments are trading (or any markets in which securities with similar attributes are trading), in determining fair value. When a security is valued based on prices provided by reputable dealers or pricing services (that is, broker quotes), the Company subjects those prices to various criteria in making the determination as to whether a particular investment would qualify for classification as a Level 2 or Level 3 investment. For example, the Company reviews pricing methodologies provided by dealers or pricing services in order to determine if observable market information is being used, versus unobservable inputs. Some additional factors considered include the number of prices obtained as well as an assessment as to their quality. Transfers between levels, if any, are recognized at the beginning of the period in which the transfers occur.

Due to the inherent uncertainty of determining the fair value of investments that do not have a readily available market value, the fair value of the Company’s investments may fluctuate from period to period. Additionally, the fair value of such investments may differ significantly from the values that would have been used had a ready market existed for such investments and may differ materially from the values that may ultimately be realized. Further, such investments are generally less liquid than publicly traded securities and may be subject to contractual and other restrictions on resale. If the Company were required to liquidate a portfolio investment in a forced or liquidation sale, it could realize amounts that are different from the amounts presented and such differences could be material. In addition, changes in the market environment and other events that may occur over the life of the investments may cause the gains or losses ultimately realized on these investments to be different from the unrealized gains or losses reflected herein.

Debt Issuance Costs

The Company records costs related to the issuance of debt obligations as deferred financing costs. These costs are amortized over the life of the related debt instrument using the straight-line method. See Note 6 for details.

Interest and Dividend Income Recognition

Interest income is recorded on an accrual basis and includes the amortization of purchase discounts and premiums. Discounts and premiums to par value are accreted or amortized into interest income over the contractual life of the respective security using the effective yield method. The amortized cost of investments represents the original cost adjusted for the accretion and amortization of discounts and premiums, if any. Upon prepayment of a loan or debt security, any prepayment premiums, unamortized upfront loan origination fees and unamortized discounts are recorded as interest income.

Dividend income from common equity securities is recorded on the record date for private portfolio companies or on the ex-dividend date for publicly traded portfolio companies. Dividend income from preferred equity securities is recorded on an accrual basis to the extent that such amounts are payable by the portfolio company and are expected to be collected. Each distribution received from an equity investment is evaluated to determine if the distribution should be recorded as dividend income or a return of capital to the stockholders. Generally, the Company will not record distributions from equity investments as dividend income unless there is sufficient current or accumulated earnings prior to the distribution. Distributions that are classified as a return of capital to stockholders are recorded as a reduction in the cost basis of the investment.

Certain investments have contractual payment-in-kind (“PIK”) interest or dividends. PIK represents accrued interest or accumulated dividends that are added to the loan principal or cost basis of the investment on the respective interest or dividend payment dates rather than being paid in cash and generally becomes due at maturity or upon being called by the issuer. PIK is recorded as interest income, as applicable. If at any point the Company believes PIK is not expected to be realized, the investment generating PIK will be placed on non-accrual status. Accrued PIK interest or dividends are generally reversed through interest or dividend income, respectively, when an investment is placed on non-accrual status.

Loans are generally placed on non-accrual status when principal or interest payments are past due 30 days or more or when there is reasonable doubt that principal or interest will be collected in full. Accrued and unpaid interest is generally reversed when a loan is placed on non-accrual status. Interest payments received on non-accrual loans may be recognized as income or applied to principal depending upon management’s judgment regarding collectability. Non-accrual loans are restored to accrual status when past due principal and interest is paid current and, in management’s judgment, are likely to remain current. Management may determine to not place a loan on non-accrual status if the loan has sufficient collateral value and is in the process of collection. As of June 30, 2024 and December 31, 2023, the Company had no investments on non-accrual status.

Other Income

Other income may include income such as consent, waiver, amendment, agency, underwriting and arranger fees associated with the Company’s investment activities. Such fees are recognized as income when earned or the services are rendered.

Organization Expenses

Organization expenses include, among other things, the cost of incorporating the Company and the cost of legal services and other fees pertaining to the Company's organization. Organization expenses will be paid by the Adviser until the commencement of the Company’s anticipated public offering of its Common Shares (the “Offering”). The Company’s obligation to reimburse the Adviser for organizational expenses paid on its behalf is contingent upon the commencement of the Offering. Subsequent to the commencement of the Offering, any organization expenses incurred by the Company, including the reimbursements to the Adviser, will be expensed as incurred. The Company’s reimbursement of organization expenses paid on its behalf will be in accordance with the terms of the Expense Support and Conditional Reimbursement Agreement (as defined below). As of June 30, 2024 and December 31, 2023, the Adviser accrued or paid organization expenses of $1,546 on behalf of the Company.

Offering Expenses

The Company's offering expenses include, among other things, legal fees, registration fees and other costs pertaining to the preparation of the Company's registration statement (and any amendments or supplements thereto) relating to the Offering and associated marketing materials. Offering expenses will be incurred by the Adviser until the commencement of the Offering. The Company’s obligation to reimburse the Adviser for offering expenses paid on its behalf is contingent upon the commencement of the Offering. Subsequent to the commencement of the Offering, any offering expenses incurred by the Company, including reimbursements to the Adviser, will be recorded as deferred offering costs on the consolidated statements of assets and liabilities and then subsequently amortized to expenses on the Company's consolidated statement of operations over 12 months. The Company’s reimbursement of offering expenses paid on its behalf will be in accordance with the terms of the Expense Support and Conditional Reimbursement Agreement (as defined below). As of June 30, 2024 and December 31, 2023, the Adviser accrued or paid offering expenses of $3,327 and $2,667, respectively, on behalf of the Company.

Income Taxes

The Company elected to be regulated as a BDC under the Investment Company Act. The Company also intends to qualify annually as a RIC under the Code. So long as the Company maintains its status as a RIC, it will generally not pay corporate-level U.S. federal income or excise taxes on any ordinary income or capital gains that it distributes at least annually to its stockholders as dividends. As a result, any tax liability related to income earned and distributed by the Company represents obligations of the Company’s stockholders and will not be reflected in the consolidated financial statements of the Company.

The Company evaluates tax positions taken or expected to be taken in the course of preparing its consolidated financial statements to determine whether the tax positions are “more-likely-than-not” to be sustained by the applicable tax authority. Tax positions not deemed to meet the “more-likely-than-not” threshold are reserved and recorded as a tax benefit or expense in the current year. All penalties and interest associated with income taxes are included in income tax expense. Conclusions regarding tax positions are subject to review and may be adjusted at a later date based on factors including, but not limited to, on-going analyses of tax laws, regulations and interpretations thereof. The Company accounts for income taxes in conformity with ASC 740 - Income Taxes (“ASC 740”). ASC 740 provides guidelines for how uncertain tax positions should be recognized, measured, presented and disclosed in the consolidated financial statements. The Company intends to make the requisite distributions to its stockholders, which will generally relieve the Company from corporate-level income taxes.

The Company intends to comply with the applicable provisions of the Code, pertaining to regulated investment companies and to make distributions of taxable income sufficient to relieve it from substantially all federal income taxes. As of June 30, 2024 the Company is subject to examination by U.S. federal tax authorities for returns filed for the three most recent calendar years and by state tax authorities for returns filed for the four most recent calendar years.

In order for the Company not to be subject to federal excise taxes, it must distribute annually an amount at least equal to the sum of (i) 98% of its ordinary income (taking into account certain deferrals and elections) for the calendar year, (ii) 98.2% of its net capital gains for the current one-year period ending October 31 in that calendar year and (iii) any undistributed ordinary income and net capital gains from preceding years. The Company, at its discretion, may carry forward taxable income in excess of calendar year dividends and pay a 4% excise tax on this income. If the Company chooses to do so, this generally would increase expenses and reduce the amount available to be distributed to stockholders. The Company accrues excise tax on estimated undistributed taxable income as required on a quarterly basis.

Allocation of Income, Expenses, Gains and Losses

Income, expenses (other than those attributable to a specific class), gains and losses are allocated to each class of shares based upon the aggregate NAV of that class in relation to the aggregate NAV of the Company. Expenses that are specific to a class of shares are allocated to such class directly.

Distributions

To the extent that the Company has taxable income available, the Company intends to make monthly distributions to its stockholders. Distributions to stockholders are recorded on the record date. All distributions will be paid at the discretion of the Board and will depend on the Company’s earnings, financial condition, maintenance of the tax treatment as a RIC, compliance with applicable BDC regulations and such other factors as the Board may deem relevant from time to time. Although the gross distribution per share is generally equivalent for each share class, the net distribution for each share class is reduced for any class specific expenses, including stockholder servicing and/or distribution fees, if any.

The Company has adopted a distribution reinvestment plan pursuant to which stockholders will have their cash distributions automatically reinvested in additional shares of the Company's same class of common stock to which the distribution relates unless they elect to receive their distributions in cash.

New Accounting Standards

In November 2023, the FASB issued Accounting Standard Update (“ASU”) No. 2023-07, Segment Reporting (Topic 280), which improves reportable segment disclosure requirements, primarily through enhanced disclosures about significant segment expenses. The amendments are effective for fiscal years beginning after December 15, 2023 and interim period within fiscal years beginning after December 15, 2024. The Company is currently evaluating the impact of the adoption of ASU 2023-07 on its consolidated financial statements.

Note 3. Agreements and Related Party Transactions

Administration Agreement

On May 3, 2023, the Company entered into the administration agreement (the “Administration Agreement”) with the Administrator. Under the terms of the Administration Agreement, the Administrator provides administrative services to the Company. These services include providing office facilities, equipment, clerical bookkeeping and record keeping services, maintaining financial and other records, preparing reports to stockholders and reports and other materials filed with the SEC or any other regulatory authority, and generally overseeing the payment of expenses and the performance of administrative and professional services rendered by others. The Administrator also will provide on the Company’s behalf significant managerial assistance to those portfolio companies to which the Company is required to provide such assistance. Certain of these services are reimbursable to the Administrator under the terms of the Administration Agreement. In addition, the Administrator is permitted to delegate its duties under the Administration Agreement to affiliates or third parties. To the extent the Administrator outsources any of its functions, the Company will pay the fees associated with such functions on a direct basis, without incremental profit to the Administrator. The Administration Agreement may be terminated by either party without penalty on 60 days’ written notice to the other party.

For the three and six months ended June 30, 2024, the Company incurred administrative services expenses of $520 and $838, respectively, which are included in other general and administrative expenses on the Consolidated Statements of Operations. For the period from May 5, 2023 (commencement of operations) through June 30, 2023, the Company incurred administrative services expenses of $122, which are included in other general and administrative expenses on the Consolidated Statements of Operations. As of June 30, 2024 and December 31, 2023, $328 and $697, respectively, were payable to the Administrator. In addition to administrative services expenses, the payable balances may include other operating expenses paid by the Administrator on behalf of the Company.

No person who is an officer, director or employee of the Administrator or its affiliates and who serves as a director of the Company receives any compensation for his or her services as a director. However, the Company reimburses the Administrator (or its affiliates) for an allocable portion of the costs, expenses, compensation and benefits paid by the Administrator or its affiliates to the Company’s chief compliance officer, chief financial officer, general counsel and secretary, their respective staffs and operations staff who provide services to the Company; provided that such reimbursement does not conflict with Section 7.8 of the Company's charter. The allocable portion of the compensation for these officers and other professionals are included in the administration expenses paid to the Administrator. Directors who are not affiliated with the Administrator or its affiliates receive compensation for their services and reimbursement of expenses incurred to attend meetings.

Investment Advisory and Management Agreement

On May 3, 2023, the Company entered into an investment advisory and management agreement with the Adviser (the “Investment Advisory and Management Agreement”). Under the terms of the Investment Advisory and Management Agreement, the Adviser provides investment advisory services to the Company and its portfolio investments. The Adviser’s services under the Investment Advisory and Management Agreement are not exclusive, and the Adviser is free to furnish similar or other services to others so long as its services to the Company are not impaired. Under the terms of the Investment Advisory and Management Agreement, the Adviser is entitled to receive a base management fee and may also receive incentive fees, as discussed below. The Adviser waived its base management fee from inception through April 30, 2024 and began charging its base management fee on the value of the Company’s net assets as of May 1, 2024 on the terms set forth in the Investment Advisory and Management Agreement. The Advisor voluntarily agreed to waive incentive fees until the initial closing of the Offering.

Base Management Fee

The management fee is payable monthly in arrears at an annual rate of 1.25% of the value of the Company's net assets as of the beginning of the first calendar day of the applicable month. For purposes of calculating the management fee under the Investment Advisory and Management Agreement, net assets means the Company's total net assets, determined on a consolidated basis in accordance with GAAP, and appropriately adjusted for any share issuances or repurchases during the current calendar month. For example, assuming there were 30 days in a calendar month, if we sold shares on the first day of the month, our net asset value for such month would give effect to the net proceeds of the issuance for the 30 days of the month during which the additional shares were outstanding. If we repurchased shares on the 25th day of the month, our net asset value for such month would give effect to the repurchase for the five days of the month during which such shares were no longer outstanding. For the first calendar month in which the Company had operations, May 2023, net assets were measured as the beginning net assets as of the effective date of the initial Investment Advisory and Management Agreement.

For the three and six months ended June 30, 2024, the Company incurred management fees of $495 and $903, of which $161 and $569, respectively, were voluntarily waived by the Adviser. For the period from May 5, 2023 (commencement of operations) through June 30, 2023, the Company incurred management fees of $53, of which $53 was waived. As of June 30, 2024 and December 31, 2023, $334 and $0 management fees, respectively, were unpaid.

Incentive Fee per Investment Advisory and Management Agreement

Under the Investment Advisory and Management Agreement, the incentive fee consists of two parts:

The first part, the income incentive fee, is calculated and payable quarterly in arrears and is paid with respect to the Company’s pre-incentive fee net investment income (as defined below) in each calendar quarter as follows: (a) no incentive fee based on pre-incentive fee net investment income in any calendar quarter in which the Company’s pre-incentive fee net investment income does not exceed a hurdle rate of 1.25% per quarter (5.0% annualized) (the “Hurdle”), (b) 100% of the dollar amount of the Company’s pre-incentive fee net investment income with respect to that portion of such pre-incentive fee net investment income, if any, that exceeds the Hurdle rate but is less than a rate of return of 1.4286% (5.714% annualized), and (c) 12.5% of the dollar amount of the Company’s pre-incentive fee net investment income, if any, that exceeds a rate of return of 1.4286% (5.714% annualized).

The second part, the capital gains incentive fee, is determined and payable in arrears as of the end of each calendar year at a rate of 12.5% of the Company’s realized capital gains, if any, on a cumulative basis from the Company’s commencement of operations through the end of such calendar year, computed net of all realized capital losses and unrealized capital depreciation on a cumulative basis, less the aggregate amount of any previously paid capital gain incentive fees. In the event that the Investment Advisory and Management Agreement shall terminate as of a date that is not a calendar year end, the termination date shall be treated as though it were a calendar year end for purposes of calculating and paying a capital gains incentive fee.

Pre-incentive fee net investment income means, as the context requires, either the dollar value of, or percentage rate of return on the value of the Company’s net assets in accordance with GAAP at the end of the immediately preceding quarter from, interest income, dividend income and any other income (including any other fees (other than fees for providing managerial assistance), such as commitment, origination, structuring, diligence and consulting fees or other fees that the Company receives from portfolio companies) accrued during each calendar quarter, minus the Company’s operating expenses accrued for such quarter (including the base management fee, expenses payable under the Administration Agreement entered into between us and the Administrator and any interest expense or fees on any credit facilities or outstanding debt and dividends paid on any issued and outstanding preferred stock, but excluding the incentive fee and any stockholder and/or distribution servicing fees). Pre-incentive fee net investment income returns include, in the case of investments with a deferred interest feature (such as market or original issue discount, debt investments with PIK interest and zero coupon securities), accrued income that the Company has not yet received in cash. Pre-incentive fee net investment income returns do not include any realized capital gains, realized capital losses or unrealized capital appreciation or depreciation. The impact of expense support payments and recoupments is also excluded from pre-incentive fee net investment income. Fees payable under the Investment Advisory and Management Agreement for any partial period will be appropriately prorated and adjusted for any share issuances or repurchases during the relevant quarter.

For the purposes of calculating the incentive fee under the Investment Advisory and Management Agreement, these calculations are appropriately prorated and adjusted for any share issuances or repurchases during the relevant quarter, if applicable. For example, assuming there were 90 days in a calendar quarter, if we sold shares on the 31st day of the quarter, our pre-incentive fee net investment income returns, expressed as a rate of return on the value of our net assets at the end of the immediately preceding quarter, for such quarter would give effect to the net proceeds of the issuance for the 60 days of the quarter during which the additional shares were outstanding. If we repurchased shares on the 85th day of the quarter, our pre-incentive fee net investment income returns, expressed as a rate of return on the value of our net assets at the end of the immediately preceding quarter, for such quarter would give effect to the repurchase for the five days of the month during which such shares were no longer outstanding.

For the three and six months ended June 30, 2024, the Company incurred income incentive fees of $384 and $686, respectively, all of which were voluntarily waived by the Adviser. For the period from May 5, 2023 (commencement of operations) through June

30, 2023, the Company incurred no income incentive fees. As of June 30, 2024 and December 31, 2023, no income incentive fees were unpaid.

GAAP Incentive Fee on Cumulative Unrealized Capital Appreciation

The Company accrues, but does not pay, a portion of the incentive fee based on capital gains with respect to net unrealized appreciation. Under GAAP, the Company is required to accrue an incentive fee based on capital gains that includes net realized capital gains and losses and net unrealized capital appreciation and depreciation on investments held at the end of each period. In calculating the accrual for the incentive fee based on capital gains, the Company considers the cumulative aggregate unrealized capital appreciation in the calculation, since an incentive fee based on capital gains would be payable if such unrealized capital appreciation were realized, even though such unrealized capital appreciation is not permitted to be considered in calculating the fee payable under the Investment Advisory and Management Agreement. This accrual is calculated using the aggregate cumulative realized capital gains and losses and aggregate cumulative unrealized capital appreciation or depreciation. If such amount is positive at the end of a period, then the Company records a capital gains incentive fee equal to 12.5% of such amount, minus the aggregate amount of actual incentive fees based on capital gains paid in all prior periods. If such amount is negative, then there is no accrual for such period. There can be no assurance that such unrealized capital appreciation will be realized in the future.

For the three and six months ended June 30, 2024, the Company recorded GAAP incentive fees of $(18) and $51, respectively. Because the Adviser has agreed to voluntarily waive all incentive fees through the initial closing of the Offering, for the three and six months ended June 30, 2024, the Company recorded a corresponding waiver of GAAP incentive fees of $18 and $(51), respectively. For the period from May 5, 2023 (commencement of operations) through June 30, 2023, the Company incurred no GAAP incentive fees. As of June 30, 2024 and December 31, 2023, no GAAP incentive fees remain outstanding.

Intermediary Manager Agreement

On July 17, 2023, the Company entered into an Intermediary Manager agreement (the “Intermediary Manager Agreement”) with Emerson Equity LLC (the “Intermediary Manager”). Under the terms of the Intermediary Manager Agreement, the Intermediary Manager agreed to, among other things, manage the Company's relationships with third-party brokers engaged by the Intermediary Manager to participate in the distribution of common shares and financial advisors. The Intermediary Manager will be entitled to receive stockholder servicing and/or distribution fees monthly in arrears at an annual rate of 0.85% of the Company’s aggregate NAV attributable to Class S shares as of the beginning of the first calendar day of the month. The Intermediary Manager is entitled to receive stockholder servicing and/or distribution fees monthly in arrears at an annual rate of 0.25% of the Company’s aggregate NAV attributable to Class D shares as of the beginning of the first calendar day of the month. No stockholder servicing and/or distribution fees will be paid with respect to Class I shares. The stockholder servicing and/or distribution fees will be payable to the Intermediary Manager, but the Intermediary Manager anticipates that all or a portion of the stockholder servicing and/or distribution fees will be retained by, or re-allowed (paid) to, participating broker-dealers.

The Company will cease paying the stockholder servicing and/or distribution fees on the Class S shares and Class D shares on the earlier to occur of the following: (i) a listing of Class I shares, (ii) a merger or consolidation with or into another entity, or the sale or other disposition of all or substantially all of the Company’s assets or (iii) the date following the completion of the primary portion of the Offering on which, in the aggregate, underwriting compensation from all sources in connection with the Offering, including the stockholder servicing and/or distribution fees and other underwriting compensation, is equal to 10% of the gross proceeds from the Offering.

In addition, at the end of the month in which the Intermediary Manager in conjunction with the transfer agent determines that total transaction or other fees, including upfront placement fees or brokerage commissions, and stockholder servicing and/or distribution fees paid with respect to any single share held in a stockholder’s account would exceed, in the aggregate, 10% of the gross proceeds from the sale of such Common Shares (or a lower limit as determined by the Intermediary Manager or the applicable selling agent), the Company will cease paying the stockholder servicing and/or distribution fee on either (i) each such share that would exceed such limit or (ii) all Class S shares and Class D shares in such stockholder’s account. At the end of such month, the applicable Class S shares or Class D shares in such common stockholder’s account will convert into a number of Class I shares (including any fractional shares), with an equivalent aggregate NAV as such Class S shares or Class D shares.

The Intermediary Manager is a broker-dealer registered with the SEC and is a member of the Financial Industry Regulatory Authority.

The Intermediary Manager Agreement may be terminated at any time, without the payment of any penalty, by vote of a majority of the Company’s board of directors who are not “interested persons”, as defined in the Investment Company Act, of the Company and who have no direct or indirect financial interest in the operation of the Company’s distribution plan or the Intermediary Manager Agreement or by vote of a majority of the outstanding voting securities of the Company, on not more than 60 days’ written notice to the Intermediary Manager.

The Intermediary Manager may terminate the Intermediary Manager Agreement, without the payment of penalty, on at least 120 days' written notice to the Company. Either party may terminate the Intermediary Manager Agreement immediately upon notice to the other party in the event that such other party shall have failed to comply with any material provision of the Intermediary Manager

Agreement. The Intermediary Manager Agreement will automatically terminate in the event of its assignment, as defined in the Investment Company Act. The Company’s obligations under the Intermediary Manager Agreement to pay the stockholder servicing and/or distribution fees with respect to the Class S shares and Class D shares distributed shall survive termination of the agreement until such shares are no longer outstanding (including such shares that have been converted into Class I shares, as described above).

Distribution and Servicing Plan

On May 4, 2023, the Board approved a distribution and servicing plan (the “Distribution and Servicing Plan”). The following table shows the stockholder servicing and/or distribution fees the Company pays the Intermediary Manager with respect to the Class S shares and Class D shares on an annualized basis as a percentage of the Company’s NAV for such class.

Class of Common Shares	Stockholder Servicing and/or Distribution Fee as a % of NAV
Class S Shares	0.85%
Class D Shares	0.25%
Class I Shares	-

The stockholder servicing and/or distribution fees are paid monthly in arrears, calculated using the NAV of the applicable class as of the beginning of the first calendar day of the month and subject to FINRA and other limitations on underwriting compensation.

The Intermediary Manager will reallow (pay) all or a portion of the stockholder servicing and/or distribution fees to participating brokers and servicing brokers for ongoing stockholder services performed by such brokers, and will waive stockholder servicing and/or distribution fees to the extent a broker is not eligible to receive it for failure to provide such services. Because the stockholder servicing and/or distribution fees with respect to Class S shares or Class D shares are calculated based on the aggregate NAV for all of the outstanding shares of each such class, it reduces the NAV with respect to all shares of each such class, including shares issued under the Company’s distribution reinvestment plan.

Eligibility to receive the stockholder servicing and/or distribution fee is conditioned on a broker providing the following ongoing services with respect to the Class S shares or Class D shares: assistance with recordkeeping, answering investor inquiries regarding the Company, including regarding distribution payments and reinvestments, helping investors understand their investments upon their request, and assistance with share repurchase requests. If the applicable broker is not eligible to receive the stockholder servicing and/or distribution fee due to failure to provide these services, the Intermediary Manager will waive the stockholder servicing and/or distribution fee that broker would have otherwise been eligible to receive. The stockholder servicing and/or distribution fees are ongoing fees that are not paid at the time of purchase. For the three and six months ended June 30, 2024, the Company has not incurred any expenses in connection with the Intermediary Manager Agreement.

Expense Support and Conditional Reimbursement Agreement

The Company has entered into an Expense Support and Conditional Reimbursement Agreement on May 3, 2023 (the “Expense Support Agreement”) with the Adviser. The Adviser may elect to pay certain expenses of the Company on the Company’s behalf (each, an “Expense Payment”), provided that no portion of an Expense Payment will be used to pay any interest expense or stockholder servicing and/or distribution fees of the Company. Any Expense Payment that the Adviser has committed to pay must be paid by the Adviser to the Company or on behalf of the Company in any combination of cash or other immediately available funds no later than forty-five days after such election was made in writing by the Adviser, and/or offset against amounts due from the Company to the Adviser or its affiliates.

Following any calendar month in which Available Operating Funds (as defined below) exceed the cumulative distributions accrued to the Company’s stockholders based on distributions declared with respect to record dates occurring in such calendar month (the amount of such excess being hereinafter referred to as “Excess Operating Funds”), the Company shall pay such Excess Operating Funds, or a portion thereof, to the Adviser until such time as all Expense Payments made by the Adviser to or on behalf of the Company within three years prior to the last business day of such calendar month have been reimbursed. Any payments required to be made by the Company shall be referred to herein as a “Reimbursement Payment.” As described below, reimbursement payments are conditioned on (i) an expense ratio (excluding any management or incentive fee) that, after giving effect to the recoupment, is lower than the expense ratio (excluding any management or incentive fee) at the time of the fee waiver or expense reimbursement and (ii) a distribution level (exclusive of return of capital to stockholders, if any), equal to, or greater than, the rate at the time of the waiver or reimbursement. “Available Operating Funds” means the sum of (i) the Company’s net investment company taxable income (including net short-term capital gains reduced by net long-term capital losses), (ii) the Company’s net capital gains (including the excess of net long-term capital gains over net short-term capital losses) and (iii) dividends and other distributions paid to the Company on account of investments in portfolio companies (to the extent such amounts listed in clause (iii) are not included under clauses (i) and (ii) above).

The Company’s obligation to make a Reimbursement Payment shall automatically become a liability of the Company on the last business day of the applicable calendar month, except to the extent the Adviser has waived its right to receive such payment for the applicable month. Reimbursement Payments for a given Expense Payment must be made within three years prior to the last business day of the applicable calendar month. The expense support is measured on a per share class basis.

The Expense Support Agreement provides that no Reimbursement Payment will be made for any calendar month if: (1) the annualized rate (based on a 365-day year) of regular cash distributions per share of common stock declared by the Company exclusive of returns of capital, distribution rate reductions due to distribution and stockholder fees, and any declared special dividends or distributions (the “Effective Rate of Distributions Per Share”) declared by the Company at the time of such Reimbursement Payment is less than the Effective Rate of Distributions Per Share at the time the Expense Payment was made to which such Reimbursement Payment relates, or (2) the Operating Expense Ratio (as defined below) at the time of such Reimbursement Payment is greater than the Operating Expense Ratio at the time the Expense Payment was made to which such Reimbursement Payment relates. The “Operating Expense Ratio” is calculated by dividing Operating Expenses (as defined below), less organizational and offering expenses, base management and incentive fees owed to the Adviser, and interest expense, by the Company’s net assets. “Operating Expenses” means all of the operating costs and expenses incurred, as determined in accordance with GAAP.

The following table presents a summary of Expense Payments and the related Reimbursement Payments since the Company’s commencement of operations:

For the Month Ended	Expense Support from the Adviser	Recoupment of Expense Support	Expense Support No Longer Eligible for Reimbursement	Unreimbursed Expense Support	Ratio of Operating Expenses to Average Net Assets for the Period(1)	Effective Rate of Distribution per Share(2)	Eligible for Reimbursement through
May 31, 2024	$217	$-	$-	$217	1.66%	7.17%	5/31/2027
June 30, 2024	$197	$-	$-	$197	1.45%	7.09%	6/30/2027

(1) In accordance with the Expense Support and Conditional Reimbursement Agreement, the ratio of operating expenses excludes organization and offering expenses, stated interest expense, any base management fee and any incentive fee.

(2) The effective rate of distribution per share is the (a) annualized regular cash distributions per share, exclusive of returns of capital, distribution rate reductions due to distribution and shareholder fees, and declared special dividends or special distributions, if any, (b) divided by the prior month’s NAV per share.

Note 4. Investments

The information in the following tables is presented on an aggregate portfolio basis, without regard to whether they are non-controlled, non-affiliated, non-controlled, affiliated or controlled affiliated, investments.

Investments at fair value consisted of the following (in thousands):

	As of June 30, 2024			As of December 31, 2023
Investment Type	Cost	Fair Value	Unrealized Appreciation/ (Depreciation)	Cost	Fair Value	Unrealized Appreciation/ (Depreciation)
Senior Secured First Lien	$138,171	$138,708	$537	$81,687	$82,558	$871
Unitranche First Lien	83,526	84,925	1,399	29,862	30,367	505
Unsecured Debt	2,780	2,779	(1)	-	-	-
Equity	2,249	2,305	56	1,370	1,369	(1)
Total Investments	$226,726	$228,717	$1,991	$112,919	$114,294	$1,375

The industry composition of investments at fair value is as follows (in thousands):

Industry	Fair Value as of June 30, 2024	Percentage of Fair Value	Fair Value as of December 31, 2023	Percentage of Fair Value
Software and Services	$56,788	24.8%	32,605	28.5%
Health Care Equipment and Services	48,691	21.3	18,607	16.3
Commercial and Professional Services	35,234	15.4	11,991	10.5
Insurance	14,867	6.5	4,007	3.5
Materials	13,144	5.7	10,045	8.8
Capital Goods	11,901	5.2	3,515	3.1
Consumer Services	10,093	4.4	4,249	3.7
Consumer Discretionary Distribution and Retail	7,012	3.1	6,412	5.6
Financial Services	6,774	3.0	2,251	2.0
Pharmaceuticals, Biotechnology and Life Sciences	6,212	2.7	5,585	4.9
Media and Entertainment	4,288	1.9	4,451	3.9
Diversified Financials	3,695	1.6	3,673	3.2
Food, Beverage and Tobacco	2,362	1.0	1,481	1.3
Real Estate Management and Development	2,112	0.9	1,825	1.6
Energy	1,954	0.9	1,499	1.3
Telecommunication Services	1,496	0.7	-	-
Utilities	1,227	0.5	1,225	1.1
Consumer Durables and Apparel	867	0.4	873	0.7
Total Investments	$228,717	100.0%	$114,294	100.0%

The geographic composition of investments at fair value is as follows (in thousands):

Geographic Region	Fair Value as of June 30, 2024	Percentage of Fair Value	Fair Value as of December 31, 2023	Percentage of Fair Value
United States	$214,434	93.8%	$108,570	95.0%
Netherlands	7,822	3.4	-	-
New Zealand	5,525	2.4	5,724	5.0
United Kingdom	936	0.4	-	-
Total Investments	$228,717	100.0%	$114,294	100.00%

Note 5. Fair Value of Financial Instruments

Investments

The following table presents fair value measurements of investments as of June 30, 2024 (in thousands):

Fair Value Hierarchy
	Level 1	Level 2	Level 3	Total
Senior Secured First Lien	$—	$101,177	$37,531	$138,708
Unitranche First Lien	—	6,002	78,923	84,925
Unsecured Debt	—	—	2,779	2,779
Equity	—	—	2,305	2,305
Total Investments	$—	$107,179	$121,538	$228,717

The following table presents fair value measurements of investments as of December 31, 2023 (in thousands):

Fair Value Hierarchy
	Level 1	Level 2	Level 3	Total
Senior Secured First Lien	$—	$67,909	$14,649	$82,558
Unitranche First Lien	—	—	30,367	30,367
Equity	—	—	1,369	1,369
Total Investments	$—	$67,909	$46,385	$114,294

The following table provides a reconciliation of the beginning and ending balances for total investments that use Level 3 inputs for the six months ended June 30, 2024, based off of the fair value hierarchy as of June 30, 2024 and as of December 31, 2023 (in thousands):

	Senior Secured First Lien	Unitranche First Lien	Unsecured Debt	Equity	Total
Balance as of December 31, 2023	$14,649	$30,367	$-	$1,369	$46,385
Amortized discounts/premiums	43	45	-	-	88
Paid in-kind interest	-	-	-	-	-
Net realized gain (loss)	5	31	-	-	36
Net change in unrealized appreciation (depreciation)	286	839	-	56	1,181
Purchases	27,433	48,311	2,779	880	79,403
Sales/principal repayments/paydowns	(2,547)	(670)	-	-	(3,217)
Transfers out	(2,338)	-	-	-	(2,338)
Balance as of June 30, 2024	$37,531	$78,923	$2,779	$2,305	$121,538
Net change in unrealized appreciation (depreciation) from investments still held as of June 30, 2024	$286	$839	$(1)	$56	$1,180

During the six months ended June 30, 2024, the Company recorded $2,338 in transfers from Level 3 to Level 2 due to an increase in observable inputs in market data.

	Senior Secured First Lien	Unitranche First Lien	Unsecured Debt	Equity	Total
Balance as of May 5, 2023 (Commencement of Operations)	$-	$-	$-	$-	$-
Net change in unrealized appreciation (depreciation)	15	-	-	-	15
Purchases	1,793	5,391	-	-	7,184
Sales/return of capital/principal repayments/paydowns	(5)	-	-	-	(5)
Balance as of June 30, 2023	$1,803	$5,391	$-	$-	$7,194
Net change in unrealized appreciation (depreciation) from investments still held as of June 30, 2023	$15	$-	$-	$-	$15

The following tables present the fair value of Level 3 investments and the ranges of significant unobservable inputs used to value the Company’s Level 3 investments as of June 30, 2024 and December 31, 2023. These ranges represent the significant unobservable inputs that were used in the valuation of each type of investment. These inputs are not representative of the inputs that could have been used in the valuation of any one investment. For example, the highest market yield presented in the table for senior secured first lien investments is appropriate for valuing a specific investment but may not be appropriate for valuing any other investment. Accordingly, the ranges of inputs presented below do not represent uncertainty in, or possible ranges of, fair value measurements of the Company’s Level 3 investments.

Security Type	Fair Value as of June 30, 2024 (in thousands)	Valuation Technique	Unobservable Input	Range (Weighted Avg)
Senior Secured First Lien	$21,303	Discounted Cash Flows	Discount Rate	10.3%	-	13.2%	(10.9%)
	4,659	Transactions Precedent	Transaction Price			N/A
	11,569	Broker Quoted	Broker Quote			N/A
	$37,531

Unitranche First Lien	$78,836	Discounted Cash Flows	Discount Rate	8.6%	-	12.2%	(10.7%)
	87	Broker Quoted	Broker Quote			N/A
	$78,923

Unsecured Debt	$2,779	Discounted Cash Flows	Discount Rate	14.6%	-	14.6%	(14.6%)
	$2,779

Equity	2,305	Enterprise Value	Comparable EBITDA Multiple	13.0x	-	28.2x	(23.2x)
	$2,305

Total	$121,538

Security Type	Fair Value as of December 31, 2023 (in thousands)	Valuation Technique	Unobservable Input	Range (Weighted Avg)
Senior Secured First Lien	$5,103	Discounted Cash Flows	Discount Rate	6.5%	-	11.2%	(9.8%)
	9,546	Broker Quoted	Broker Quote			N/A
	$14,649

Unitranche First Lien	$30,367	Discounted Cash Flows	Discount Rate	11.2%	-	12.2%	(11.7%)
	$30,367

Equity	1,369	Enterprise Value	Comparable EBITDA Multiple	13.0x	-	21.4x	(20.2x)
	$1,369

Total	$46,385

The significant unobservable inputs used in the fair value measurement of the Company’s debt and equity securities are primarily earnings before interest, taxes, depreciation and amortization (“EBITDA”) comparable multiples and market discount rates. The Company typically uses comparable EBITDA multiples on its equity securities to determine the fair value of investments. The Company uses discount rates for debt securities to determine if the effective yield on a debt security is commensurate with the market yields for that type of debt security.

•
The significant unobservable inputs used in the discounted cash flow approach is the discount rate used to discount the estimated future cash flows expected to be received from the underlying investment, which include both future principal and interest payments. Increases and decreases in the discount rate would result in a decrease and increase in the fair value, respectively. Included in the consideration and selection of discount rates is risk of default, rating of the investment, call provisions and comparable company investments.
•
The significant unobservable inputs used in the market multiple approach are the multiples of similar companies’ EBITDA, revenue and comparable market transactions. Increases and decreases in market EBITDA multiples and revenue would result in an increase or decrease in the fair value, respectively.

Note 6. Debt

Debt consisted of the following:

($ in thousands)	As of June 30, 2024				As of December 31, 2023
	Aggregate Principal Amount Committed	Drawn Amount	Amount Available (1)	Carrying Value (2)(3)	Aggregate Principal Amount Committed	Drawn Amount	Amount Available (1)	Carrying Value (2)(3)
JPM Funding Facility	$150,000	$79,525	$70,475	$79,525	$150,000	$22,500	$127,500	$22,500
(1)
The amount available is subject to any limitations related to the credit facility borrowing base.
(2)
The amount presented excludes netting of deferred financing costs.
(3)
As of June 30, 2024 and December 31, 2023, the carrying amount of the Company’s outstanding debt approximated fair value, unless otherwise noted.

The weighted average interest rate of the aggregate borrowings outstanding for the six months ended June 30, 2024 was 10.19%. The weighted average borrowing outstanding for the six months ended June 30, 2024 was $43,065.

The fair values of the Company’s debt are determined in accordance with ASC 820, which defines fair value in terms of the price that would be paid to transfer a liability in an orderly transaction between market participants at the measurement date under current market conditions. The fair value of the Company's debt is calculated by discounting remaining payments using comparable market rates or market quotes for similar instruments at the measurement date. As of June 30, 2024 and December 31, 2023, the debt would be deemed to be Level 3 of the fair value hierarchy.

As of June 30, 2024 and December 31, 2023, the Company was in compliance with the terms and covenants of its debt arrangements.

JPM Funding Facility

On December 8, 2023, we entered into a Loan and Security Agreement (the “JPM Funding Facility”), as servicer, with CPCI Funding SPV, LLC (“CPCI SPV”), the Company's wholly owned subsidiary (the “Borrower”), as borrower, the lenders party thereto, U.S. Bank Trust Company, National Association, as collateral agent and collateral administrator, U.S. Bank National Association, as securities intermediary, and JPMorgan Chase Bank, National Association, as administrative agent, that provides a secured credit facility of $150,000 with a reinvestment period ending December 8, 2026 and a final maturity date of December 8, 2028. The JPM Funding

Facility also provides for a feature that allows the Borrower, under certain circumstances, to increase the overall size of the JPM Funding Facility to a maximum of $500,000. The Company consolidates CPCI SPV in the consolidated financial statements and no gain or loss is recognized from the transfer of assets to and from CPCI SPV.

The obligations of the Borrower under the JPM Funding Facility are secured by substantially all assets held by the Borrower. The interest rate charged on the JPM Funding Facility is based on an applicable benchmark (Term SOFR or other applicable benchmark based on the currency of the borrowing) plus a margin of 2.60%, subject to increase from time to time pursuant to the terms of the JPM Funding Facility. In addition, the Borrower will pay, among other fees, an administrative agency fee on the facility commitment and a commitment fee on the undrawn balance. The JPM Funding Facility includes customary covenants, including certain limitations on the incurrence of additional indebtedness and liens, as well as usual and customary events of default for revolving credit facilities of this nature.

Costs incurred in connection with obtaining the JPM Funding Facility were recorded as deferred financing costs and are being amortized over the life of the JPM Funding Facility on a straight-line basis. As of June 30, 2024 and December 31, 2023, deferred financing costs related to the JPM Funding Facility were $1,593 and $1,772, respectively, and were netted against debt outstanding on the Consolidated Statements of Assets and Liabilities.

Summary of Interest and Credit Facility Expenses

The borrowing expenses incurred by the JPM Funding Facility were as follows (in thousands):

($ in thousands)	For the three months ended	For the six months ended
	June 30, 2024	June 30, 2024
Borrowing interest expense	$1,131	$1,701
Unused facility fees	70	162
Amortization of financing costs	90	180
Administrative fee	76	152
Total interest and other debt financings costs	$1,367	$2,195
Weighted average outstanding balance	$57,695	$43,065

Note 7. Commitments and Contingencies

The Company’s investment portfolio may contain investments that are in the form of lines of credit or unfunded commitments, which require the Company to provide funding when requested by portfolio companies in accordance with the terms of the underlying agreements. Unfunded commitments to provide funds to portfolio companies are not reflected on the Company’s Consolidated Statement of Assets and Liabilities. These commitments are subject to the same underwriting and ongoing portfolio maintenance as are the on-balance sheet financial instruments that the Company holds. Since these commitments may expire without being drawn, the total commitment amount does not necessarily represent future cash requirements.

The Company has the following unfunded commitments to portfolio companies (in thousands):

		As of June 30, 2024		As of December 31, 2023
Company	Investment Type	Commitment Expiration Date (1)	Unfunded Commitment	Commitment Expiration Date (1)	Unfunded Commitment
Accession Risk Management (5)	Delayed Draw Term Loan	10/30/2026	$215	10/30/2026	$1,165
Accession Risk Management (5)	Delayed Draw Term Loan	11/1/2029	79	-	-
Angels of Care (2)	Revolver	2/11/2030	400	-	-
Angels of Care (3)	Delayed Draw Term Loan	2/11/2030	850	-	-
Avalign (2)	Revolver	12/20/2028	921	-	-
Concord III, LLC (2)	Revolver	12/20/2028	163	12/20/2028	325
C4 Analytics (2)	Revolver	5/14/2030	375	-	-
C4 Analytics (3)	Delayed Draw Term Loan	5/14/2026	1,850	-	-
Duraserv (2)	Delayed Draw Term Loan	6/10/2026	1,786	-	-
Duraserv (2)	Revolver	6/10/2030	893	-	-
Enverus (2)	Revolver	12/24/2029	338	12/24/2029	338
Enverus (3)	Delayed Draw Term Loan	12/24/2029	222	12/22/2025	222
Essential Services Holding Company (3)	Delayed Draw Term Loan	6/18/2026	744	-	-
Essential Services Holding Company (2)	Revolver	6/17/2030	465	-	-
Evergreen IX Borrower 2023, LLC (2)	Revolver	9/29/2029	500	9/29/2029	500
Formulations Parent Corporation (2)	Revolver	11/15/2030	550	11/15/2029	550
Galway (2)	Revolver	9/30/2028	597	-	-
Galway (2)	Delayed Draw Term Loan	9/30/2028	5,494	-	-
Granicus, Inc. (2)	Delayed Draw Term Loan	1/17/2031	579	-	-
Granicus, Inc. (2)	Revolver	1/17/2031	539	-	-
Iris Buyer LLC (3)	Delayed Draw Term Loan	10/2/2030	172	3/29/2025	431
Iris Buyer LLC (2)	Revolver	10/2/2029	505	10/2/2029	505
IVX Health (2)	Revolver	6/7/2030	1,408	-	-
MB2 Dental (2)	Revolver	2/13/2031	299	-	-
MB2 Dental (3)	Delayed Draw Term Loan	2/13/2031	1,920	-	-
MB2 Dental (3)	Delayed Draw Term Loan	2/13/2031	1,151	-	-
Online Labels Group, LLC (2)	Revolver	12/19/2029	200	12/19/2029	200
Online Labels Group, LLC (3)	Delayed Draw Term Loan	12/19/2029	175	12/19/2025	175
Online Labels Group, LLC (3)	Delayed Draw Term Loan	12/19/2029	175	12/19/2025	175
Parts Town (3)	Delayed Draw Term Loan	4/16/2026	418	-	-
Pegasus Steel (2)	Delayed Draw Term Loan	1/19/2031	451	-	-
Pinnacle Purchaser, LLC (2)	Revolver	12/29/2029	288	12/28/2029	288
Playgreen (4)	Delayed Draw Term Loan	4/26/2028	1,432	-	-
Pushpay USA Inc. (2)	Revolver	5/10/2029	429	5/10/2030	429
Pye Barker (2)	Delayed Draw Term Loan	12/1/2025	233	-	-
Pye Barker (2)	Revolver	5/24/2030	758	-	-
Van Der Steen (2)	Delayed Draw Term Loan	5/7/2028	1,098	-	-
WCT Group Holdings, LLC (2)	Revolver	12/12/2029	343	12/12/2029	320
Total			$29,015		$5,623
(1)
Commitments are generally subject to borrowers meeting certain criteria such as compliance with covenants and certain operational metrics. These amounts may remain outstanding until the commitment period of an applicable loan expires, which may be shorter than its maturity.
(2)
Investment pays 0.50% unfunded commitment fee on revolving credit facility or delayed draw term loan facility.
(3)
Investment pays 1.00% unfunded commitment fee on revolving credit facility or delayed draw term loan facility.
(4)
Investment pays 1.50% unfunded commitment fee on revolving credit facility or delayed draw term loan facility.
(5)
Investment pays 2.00% unfunded commitment fee on revolving credit facility or delayed draw term loan facility.

Other Commitments and Contingencies

In the normal course of business, the Company enters into contracts which provide a variety of representations and warranties, and that provide general indemnifications. Such contracts include those with certain service providers, brokers and trading counterparties. Any risk exposure to the Company under these arrangements is unknown as it would involve future claims that may be made against the Company; however, based on the Company’s experience, the risk of loss is remote and no such claims are expected to occur. As such, the Company has not accrued any liability in connection with such indemnifications.

The Adviser has agreed to bear certain expenses through the date on which the Company commences the Offering. The Company will be obligated to reimburse the Adviser for such advanced expenses upon commencing the Offering and the Adviser requesting reimbursement of these expenses paid pursuant to the Expense Support Agreement. The total organization expenses incurred as of June 30, 2024 and December 31, 2023 were $1,546, all of which have been borne by the Adviser. The total offering expenses incurred as of June 30, 2024 and December 31, 2023, were $3,327 and $2,667, respectively, all of which have been borne by the Adviser.

Note 8. Net Assets

The Company determines NAV for each class of shares as of the last day of each calendar month. Share issuances related to monthly subscriptions are effective the first calendar day of each month. Shares are issued at an offering price equivalent to the most recent NAV per share available for each share class, which will be NAV per share for each share class as of the last calendar day of the immediately preceding month (i.e. the prior month-end NAV).

In connection with its formation, the Company has the authority to issue 300,000,000 of Common Shares at $0.01 par value per share. On May 3, 2023, Crescent was issued 1,000 Class I shares for $25 at $25.00 per share.

As of June 30, 2024, pursuant to subscription agreements entered into between the Company and Crescent Capital, Sun Life, BK Canada, Scotia Private Credit Pool ("Scotia") and Crescent, the Company issued approximately 5,944,135 of its Class I shares and raised gross proceeds of approximately $151,820 since inception.

Net Asset Value per Share and Offering Price

The following table summarizes each month-end NAV per share for Class I shares of beneficial interest during the six months ended June 30, 2024. As of June 30, 2024, the Company had not sold any of its Class S shares or Class D shares.

Date	Class I NAV Per Share
January 31, 2024	$ 26.24
February 29, 2024	26.45
March 31, 2024	26.68
April 30, 2024	26.79
May 31, 2024	27.09
June 30, 2024	26.95

Distributions

The Company declared monthly regular and special distributions for its Class I shares. The following table presents the monthly regular and special distributions that were declared and payable during the six months ended June 30, 2024.

			Class I Distribution
Record Date	Declaration Date	Payment Date	Per Share	Amount
June 30, 2024	June 26, 2024	July 26, 2024	$0.1600	$951
June 30, 2024	June 26, 2024	July 26, 2024	$0.0700	$416	(1)
			$0.2300	$1,367

(1) Represents a special distribution

See Note 11 for subsequent events relating to regular and special distributions declared by the Company.

Distribution Reinvestment Plan

The Company has adopted a distribution reinvestment plan pursuant to which stockholders will have their cash distributions automatically reinvested in additional shares of the Company's same class of common stock to which the distribution relates unless they elect to receive their distributions in cash. As a result, if the Board authorizes, and the Company declares, a cash dividend or other distribution, then stockholders who have not opted out of the Company’s distribution reinvestment plan (or, in the case of Alabama, Arkansas, California, Idaho, Kansas, Kentucky, Maine, Maryland, Massachusetts, Nebraska, New Jersey, North Carolina, Ohio, Oregon, Vermont and Washington stockholders and clients of participating brokers that do not permit automatic enrollment in our distribution reinvestment plan, opted to participate in such plan), will have their cash distributions automatically reinvested in additional shares, rather than receiving the cash dividend or other distribution. Distributions on fractional shares will be credited to each participating stockholder’s account to three decimal places.

Share Repurchase Program

At the discretion of the Board and beginning no later than the first full calendar quarter from the date on which the Company commences the Offering, the Company intends to commence a share repurchase program in which the Company intends to offer to repurchase, in each quarter, up to 5% of its Common Shares outstanding (either by number of shares or aggregate NAV) in each quarter. The Board may amend, suspend, or terminate the share repurchase program if it deems such action to be in the best interest of the Company and its common stockholders. As a result, share repurchases may not be available each quarter, or at all. The Company will conduct such repurchase offers in accordance with the requirements of Rule 13e-4 promulgated under the Securities Exchange Act of 1934, as amended, and the Investment Company Act, with terms of such tender offer published in a tender offer statement to be sent to all stockholders and filed with the SEC on Schedule TO. All common stockholders will be given at least 20 business days to elect to participate in such share repurchases. All shares purchased by the Company pursuant to the terms of each tender offer will be retired and thereafter will be authorized and unissued shares.

Under the share repurchase program, to the extent the Company offers to repurchase shares in any particular quarter, it is expected to repurchase shares pursuant to tender offers using a purchase price equal to the NAV per share as of the last calendar day of the applicable month designated by the Company’s Board, except that the Company deducts 2.00% from such NAV for shares that have not been outstanding for at least one year (an “Early Repurchase Deduction”). The one-year holding period is measured as of the subscription closing date immediately following the prospective repurchase date. The Early Repurchase Deduction may be waived in the case of repurchase requests arising from the death, divorce or qualified disability of the holder. The Early Repurchase Deduction will be retained by the Company for the benefit of remaining common stockholders.

Note 9. Financial Highlights

Below is the schedule of the Company’s financial highlights (in thousands, except share and per share data):

	For the Six Months Ended June 30, 2024 (6)	For the period from May 5, 2023 (Commencement of Operations) through June 30, 2023 (6)
Per Share Data:
Net asset value, beginning of period	$26.11	$25.00
Net investment income (1)	1.01	(0.02)
Net realized and unrealized gains on investments(1)(2)	0.06	0.07
Net increase in net assets resulting from operations	1.07	0.05
Distributions declared from net investment income(2)	(0.23)	-
Total increase (decrease) in net assets	0.84	0.05
Net asset value, end of period	$26.95	$25.05
Shares outstanding, end of period	5,944,135	1,201,000
Weighted average shares outstanding	5,461,695	1,201,000
Total return based on net asset value (3)	4.10%	0.20%
Ratio/Supplemental Data:
Net assets, end of period	$160,193	$30,090
Ratio of total net expenses (excluding expense support) to average net assets(4)(5)(7)	6.01%	5.83%
Ratio of net expenses (excluding expense support and without incentive fees and interest and other debt expenses) to average net assets (6)(7)	2.52%	5.83%
Ratio of net investment income to average net assets(7)	7.75%	(0.56)%
Ratio of interest and credit facility expenses to average net assets(7)	3.03%	n/a
Portfolio turnover	9.17%	0.24%
Asset coverage ratio	298%	n/a
(1)
The per share data was derived by using the weighted average shares outstanding during the period.
(2)
The amount shown does not correspond with the aggregate amount for the period as it includes the effect of the timing of capital transactions.
(3)
Total return based on NAV is calculated as the change in NAV per share during the period plus declared dividends per share during the period, divided by the beginning NAV per share, and not annualized.
(4)
The ratio of total expenses to average net assets in the table above reflects the Adviser’s voluntary waivers of its right to receive a portion of the management fees and income incentive fees.
(5)
The ratio of total expenses to average net assets in the table above reflects the Adviser’s voluntary waivers of its right to receive the management, income and capital gains incentive fees. Excluding the effects of the voluntary waivers and expense support, the annualized ratio of total expenses to average net assets would have been 7.81% for the six months ended June 30, 2024.
(6)
Net asset information presented is related to Class I shares.
(7)
Annualized.

Note 10. Income Taxes

For the three and six months ended June 30, 2024, the Company recognized $117 of excise taxes related to its status as a RIC. For the period from May 5, 2023 (commencement of operations) through June 30, 2023, the Company recognized no excise taxes related to its status as a RIC. As of June 30, 2024, and December 31, 2023, $117 and $110 of accrued excise taxes remained payable, respectively.

For the three and six months ended June 30, 2024, the Company recognized no benefits (provisions) for taxes on realized and unrealized appreciation and depreciation on investments. As of June 30, 2024 and December 31, 2023, no deferred tax assets or liabilities were recorded on the Consolidated Statements of Assets and Liabilities.

The Company's aggregate investment unrealized appreciation and depreciation for federal income tax purposes was as follows (in thousands):

	As of June 30, 2024	As of December 31, 2023
Tax Cost	$226,726	$141,673
Gross Unrealized Appreciation	$2,856	$1,436
Gross Unrealized Depreciation	(865)	(61)
Net Unrealized Investment Appreciation (Depreciation)	$1,991	$1,375

Note 11. Subsequent Events

The Company's management evaluated subsequent events through the date of issuance of the consolidated financial statements included herein. Other than the items below, there have been no subsequent events that occurred during such period that would require disclosure or would be required to be recognized in the consolidated financial statements as of June 30, 2024.

On July 1, 2024, the Company issued 51,948 Class I shares for an aggregate purchase price of $1,400 to Scotia. The purchase price per Class I share was $26.95, which was the Company’s net asset value per Class I share as of June 30, 2024. The offer and sale of the Class I shares was exempt from the registration provisions of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 4(a)(2) thereof and/or Regulation S promulgated thereunder.

On July 26, 2024, the Company announced the declaration of $0.16 per share regular and $0.07 per share special distributions for its Class I shares. The distributions for Class I shares are payable to shareholders of record as of the open of business on July 31, 2024 and will be paid on or about August 27, 2024. The distributions will be paid in cash or reinvested in the Class I shares for stockholders participating in the Company’s distribution reinvestment plan.

On August 1, 2024, the Company held the first closing in the Offering pursuant to its Registration Statement on Form N-2 (File No. 333-268622) that was declared effective by the SEC on September 29, 2023. In connection with such closing, the Company received $7,375 in subscriptions from a third party unaffiliated investor. The purchase price per Class I share will equal the Company’s net asset value per Class I share as of the last calendar day of August 2024 (the “August NAV”), which is generally expected to be available within 20 business days after August 1, 2024. At that time, the number of Class I shares issued to each investor based on the August NAV and such investor’s subscription amount will be determined and Class I shares will be credited to the investor’s account as of the effective date of the share purchase, August 1, 2024.

As previously disclosed, on July 30, 2024, the stockholders of the Company, by unanimous written consent in lieu of a special meeting of stockholders, approved an amendment and restatement of the Company’s Second Articles of Amendment and Restatement (as amended and restated, the “Third Articles of Amendment and Restatement”) previously adopted by the Board in response to comments issued by state securities regulators in connection with their review of the Offering. The Third Articles of Amendment and Restatement, among other things, provide that: (1) Class D shares and Class S shares will convert automatically to Class I shares if the Company (A) merges or consolidates with or (B) sells all or substantially all of its assets to an entity that has shares listed on a national securities exchange; (2) any amendment to the Third Articles of Amendment and Restatement or Second Amended and Restated Bylaws (as defined below) that materially alters or changes the powers, preferences or special rights of the Common Shares so as to adversely affect them shall be approved by stockholders entitled to cast a majority of all the votes entitled to be cast on a matter; (3) the Adviser or the Board, as applicable, may not cause the merger or similar reorganization of the Company without stockholder approval except in a merger of a wholly owned subsidiary corporation with or into its parent corporation in accordance with Section 3-106 of the Maryland General Corporation Law; and (4) the standards applicable to indemnification of an independent director of the Company shall also apply to any person acting as a broker/dealer on behalf of the Company. On August 1, 2024, the Company filed its Third Articles of Amendment and Restatement with the State Department of Assessments and Taxation of Maryland and the amendment became effective immediately upon filing.

As previously disclosed, effective July 30, 2024, the Board amended and restated the Company’s Amended and Restated Bylaws (as amended and restated, the “Second Amended and Restated Bylaws”) in response to comments issued by state securities regulators in connection with their review of the Offering. The Second Amended and Restated Bylaws, among other things, provides that: (1) all compensation arrangements between the Company and its directors, for activity as it relates to their position as directors, shall be approved by a majority of directors, including a majority of independent directors; and (2) each committee of the Board shall be comprised of a majority of independent directors.

Item 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The information contained in this section should be read in conjunction with the financial statements and notes thereto appearing elsewhere in this Quarterly Report. Some of the statements in this section (including in the following discussion) constitute forward-looking statements, which relate to future events or the future performance or financial condition of Crescent Private Credit Income Corp. (the “Company,” “we,” “us,” or “our”). The forward-looking statements contained in this section involve a number of risks and uncertainties. Please see “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” for a discussion of uncertainties, risks and assumptions associated with these statements.

OVERVIEW

We are an externally managed, non-diversified closed-end management investment company that has elected to be treated as a BDC under the Investment Company Act. Formed as a Maryland corporation on November 10, 2022, we are externally managed by our investment adviser, which is responsible for sourcing potential investments, conducting due diligence on prospective investments, analyzing investment opportunities, structuring investments and monitoring our portfolio on an ongoing basis. Our investment adviser is registered as an investment adviser with the SEC. We have also elected to be treated, and intend to qualify annually, as a RIC under the Code.

We are externally managed by our investment adviser, Crescent Cap NT Advisors, LLC (the “Adviser”), an affiliate of Crescent, pursuant to our Investment Advisory and Management Agreement (as defined below). Our administrator, CCAP Administration LLC (the “Administrator”), an affiliate of Crescent, provides certain administrative and other services necessary for us to operate. CCAP Administration LLC also serves as the Administrator of Crescent Capital BDC, Inc. (“CCAP”), a publicly-traded BDC affiliated with the Company, since 2015.

Our investment objectives are to generate current income and, to a lesser extent, long-term capital appreciation through debt and related equity investments. We seek to invest primarily in directly originated assets, including first lien senior secured loans (including “unitranche” loans, which are loans that combine both senior and subordinated debt, generally in a first lien position), second lien senior secured loans, subordinated secured and unsecured loans, subordinated debt, which in some cases includes an equity component and preferred component and other types of credit instruments, made to or issued by U.S. middle-market companies. Our primary focus is to invest in companies with EBITDA of $35 million to $120 million; however, we may invest in larger or smaller companies. The first and second lien senior secured loans generally have terms of five to eight years. In connection with our first and second lien senior secured loans, we generally receive security interests in certain assets of our portfolio companies that could serve as collateral in support of the repayment of such loans. First and second lien senior secured loans generally have floating interest rates, which may have interest rate floors, and also may provide for some amortization of principal and excess cash flow payments, with the remaining principal balance due at maturity. To a lesser extent, we may make investments in syndicated loans and other liquid credit investment opportunities, including in publicly traded debt instruments, for cash management purposes, while also presenting an opportunity for attractive investment returns. The credit instruments we may invest in include distressed securities, securitized products, notes, bills, debentures, bank loans, convertible and preferred securities and government and municipal obligations. We may also invest in foreign instruments and illiquid and restricted securities.

Under normal circumstances, we will invest at least 80% of our total assets (net assets plus borrowings for investment purposes) in private credit investments (loans, bonds and other credit instruments that are issued in private offerings or issued by private companies). While most of our investments will be in private U.S. companies, we also expect to invest from time to time in non-U.S. companies (we generally have to invest at least 70% of our total assets in “qualifying assets,” including private U.S. companies). We believe that our liquid credit investments will help maintain liquidity to satisfy any share repurchases we choose to make in our sole discretion and manage cash before investing subscription proceeds into directly originated loans while also seeking attractive investment returns. We expect these investments to enhance our risk/return profile and serve as a source of liquidity for the Company. Subject to the limitations of the Investment Company Act, we may invest in loans or other securities, the proceeds of which may refinance or otherwise repay debt or securities of companies whose debt is owned by other Crescent funds. From time to time, we may co-invest with other Crescent funds.

“First lien” investments are senior loans that have the benefit of a first-priority security interest on all existing and future assets of the issuer. The security interest ranks above the security interest of any second-lien lenders in those assets.

“Unitranche” investments are loans that may extend deeper in a company’s capital structure than traditional first lien debt and may provide for a waterfall of cash flow priority among different lenders in the unitranche loan. In certain instances, we may find another lender to provide the “first out” portion of such loan and retain the “last out” portion of such loan, in which case, the “first out” portion of the loan would generally receive priority with respect to payment of principal, interest and any other amounts due thereunder over the “last out” portion that we would continue to hold. In exchange for the greater risk of loss, the “last out” portion earns a higher interest rate.

“Second lien” investments are loans with a second priority lien on all existing and future assets of the portfolio company. The security interest ranks below the security interests of any first lien and unitranche lenders in those assets.

“Unsecured debt” investments are loans that generally rank senior to a borrower’s equity securities and junior in right of payment to such borrower’s other senior indebtedness.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

Our discussion and analysis of our financial condition and results of operations are based upon our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. Changes in the economic environment, financial markets and any other parameters used in determining such estimates could cause actual results to differ materially. The critical accounting policies and estimates should be read in connection with our risk factors as disclosed herein.

For a description of our critical accounting policies and estimates, see Note 2 “Significant Accounting Policies” to our consolidated financial statements included in this report. We consider the most significant accounting policies to be those related to our Valuation of Portfolio Investments, Revenue Recognition, Non-Accrual Investments, Distribution Policy, and Income Taxes.

COMPONENTS OF OPERATIONS

Investments

We expect our investment activity to vary substantially from period to period depending on many factors, the general economic environment, the amount of capital we have available to us, the level of merger and acquisition activity for middle-market companies, including the amount of debt and equity capital available to such companies and the competitive environment for the type of investments we make. In addition, as part of our risk strategy on investments, we may reduce certain levels of investments through partial sales or syndication to additional investors.

We may not invest in any assets other than “qualifying assets” specified in the Investment Company Act, unless, at the time the investments are made, at least 70% of our total assets are qualifying assets (with certain limited exceptions). Qualifying assets include investments in “eligible portfolio companies.” Pursuant to rules adopted by the SEC, “eligible portfolio companies” include certain companies that do not have any securities listed on a national securities exchange and public companies whose securities are listed on a national securities exchange but whose market capitalization is less than $250 million.

The Investment Adviser

Our investment activities are managed by the Adviser, which is responsible for originating prospective investments, conducting research and due diligence investigations on potential investments, analyzing investment opportunities, negotiating and structuring our investments and monitoring our investments and portfolio companies on an ongoing basis. Crescent is majority owned by Sun Life Financial Inc. (together with its subsidiaries and joint ventures, “Sun Life”).

Revenues

We generate revenue primarily in the form of interest income on debt investments and capital gains and distributions, if any, on equity securities that we may acquire in portfolio companies.

Certain investments may have contractual PIK interest or dividends. PIK represents accrued interest or accumulated dividends that are added to the loan principal or cost basis of the investment on the respective interest or dividend payment dates rather than being paid in cash and generally becomes due at maturity or upon being called by the issuer. PIK is recorded as interest or dividend income, as applicable. If at any point we believe PIK is not expected to be realized, the investment generating PIK will be placed on non-accrual status. Accrued PIK interest or dividends are generally reversed through interest or dividend income, respectively, when an investment is placed on non-accrual status. We also generate revenue in the form of commitment or origination fees. Loan origination fees, original issue discount and market discount or premium are capitalized, and we accrete or amortize such amounts into income over the life of the loan using the effective yield method.

Dividend income from common equity securities is recorded on the record date for private portfolio companies or on the ex-dividend date for publicly-traded portfolio companies. Dividend income from preferred equity securities is recorded on an accrual basis to the extent that such amounts are payable by the portfolio company and are expected to be collected.

We may receive other income, which may include income such as consent, waiver, amendment, underwriting, and arranger fees associated with our investment activities as well as any fees for managerial assistance services rendered to the portfolio companies. Such fees are recognized as income when earned or the services are rendered.

Expenses

Except as specifically provided below, all investment professionals of the Adviser and their respective staff, when and to the extent engaged in providing investment advisory services to us, and the base compensation, bonus and benefits, and the routine overhead expenses, of such personnel allocable to such services, will be provided and paid for by the Adviser. We bear all other costs and expenses of our operations, administration and transactions, including, but not limited to:

•
investment advisory fees, including management fees and incentive fees, to the Adviser, pursuant to the Investment Advisory and Management Agreement;
•
our allocable portion of the costs, expenses and benefits paid by the Administrator or its affiliates to our chief compliance officer, chief financial officer, general counsel and secretary, their respective staffs and our operations and finance staffs who provide services to us; provided that such reimbursement does not conflict with section 7.8 of our charter;
•
the cost of calculating our net asset value;
•
fidelity bond, directors’ and officers’ liability insurance and other insurance premiums;
•
fees and expenses associated with independent audits and outside legal costs;
•
independent directors’ fees and expenses;
•
U.S. federal, state and local taxes;
•
costs associated with our reporting and compliance obligations under the Investment Company Act and other applicable U.S. federal and state securities laws;
•
debt service and other costs of borrowings or other financing arrangements; and
•
all other expenses reasonably incurred by us in operating the business.

The Adviser has agreed to advance all of our organization and offering expenses on our behalf until the commencement of the Offering. Subsequent to the commencement of the Offering, any such expenses incurred by the Company, including the reimbursements to the Adviser, will be expensed as incurred subject to the Expense Support Agreement. We are obligated to reimburse the Adviser for such advanced expenses (including any additional expenses the Adviser elects to pays on our behalf), subject to certain conditions. See “Components of Operations — Expenses — Expense Support and Conditional Reimbursement Agreement.” Any reimbursements will not exceed actual expenses incurred by the Adviser and its affiliates.

From time to time, the Adviser, the Administrator, or their respective affiliates, may pay third party providers of goods or services. We will reimburse the Adviser, the Administrator, or such affiliates thereof for any such amounts paid on our behalf. Each of the Adviser or the Administrator will waive its right to be reimbursed in the event that such reimbursements would cause any distributions to our common stockholders to constitute a return of capital to stockholders. All of these expenses will ultimately be borne by the Company’s common stockholders.

Expense Support and Conditional Reimbursement Agreement

We have entered into the Expense Support Agreement with the Adviser. For additional information see Note 3 “Agreements and Related Party Transactions” to the consolidated financial statements.

Leverage

In accordance with applicable SEC staff guidance and interpretations, we, as a BDC, are permitted to borrow amounts such that our asset coverage ratio is at least 150% after such borrowing (if certain requirements are met). Short-term credits necessary for the settlement of securities transactions and arrangements with respect to securities lending will not be considered borrowings for these purposes. The amount of leverage that we may employ depends on our Adviser’s and our Board’s assessment of market conditions and other factors at the time of any proposed borrowing.

PORTFOLIO INVESTMENT ACTIVITY

Our portfolio at fair value was comprised of the following:

($ in millions)	As of June 30, 2024		As of December 31, 2023
Investment Type	Fair Value	Percentage	Fair Value	Percentage
Senior Secured First Lien	$138.7	60.7%	$82.6	72.3%
Unitranche First Lien	84.9	37.1	30.3	26.5
Unsecured Debt	2.8	1.2	-	-
Equity	2.3	1.0	1.4	1.2
Total Investments	$228.7	100.0%	$114.3	100.0%

The following table presents certain selected information regarding our investment portfolio:

($ in millions)	For the three months ended	For the six months ended	For the period from May 5, 2023 (Commencement of Operations) through
	June 30, 2024	June 30, 2024	June 30, 2023
New investments at cost:
Senior Secured First Lien	$33.5	$70.8	$23.1
Unitranche First Lien	37.5	54.3	5.4
Unsecured Debt	2.8	2.8	—
Equity	0.9	0.9	—
Total Investments	$74.7	$128.8	$28.5
Proceeds from investments sold or repaid:
Senior Secured First Lien	$10.1	$14.5	$0.1
Unitranche First Lien	0.3	0.7	—
Total Proceeds	$10.4	$15.2	$0.1
Net increase (decrease) in portfolio	$64.3	$113.6	$28.4

The following table presents certain selected information regarding our investment portfolio:

	As of June 30, 2024	As of December 31, 2023
Weighted average yield on income producing securities (at cost) (1)	10.9%	10.7%
Percentage of debt bearing a floating rate (at fair value)	98.8%	100.0%
Percentage of debt bearing a fixed rate (at fair value)	1.2%	0.0%
Number of portfolio companies	117	69

(1) Includes performing debt and other income producing investments (excluding investments on non-accrual). As of June 30, 2024 and December 31, 2023, there were no investments on non-accrual status.

The following table shows the amortized cost and fair value of our performing and non-accrual debt and income producing debt securities.

($ in millions)	As of June 30, 2024				As of December 31, 2023
	Cost	% of Cost	Fair Value	% of Fair Value	Cost	% of Cost	Fair Value	% of Fair Value
Performing	$224.5	100.0%	$226.4	100.0%	$111.5	100.0%	$112.9	100.0%
Non-Accrual	-	0.0%	-	0.0%	-	0.0%	-	0.0%
Total	$224.5	100.0%	$226.4	100.0%	$111.5	1.00	$112.9	100.0%

Loans are generally placed on non-accrual status when there is reasonable doubt that principal or interest will be collected in full. Non-accrual loans are restored to accrual status when past due principal and interest is paid current and, in management’s judgment, are likely to remain current. Management may determine to not place a loan on non-accrual status if the loan has sufficient collateral value and is in the process of collection. As of June 30, 2024 and December 31, 2023, we had no investments on non-accrual status.

The Adviser monitors our portfolio companies on an ongoing basis. The Adviser monitors the financial trends of each portfolio company to determine if it is meeting its business plans and to assess the appropriate course of action for each company. The Adviser has a number of methods of evaluating and monitoring the performance and fair value of our investments, which may include the following:

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assessment of success of the portfolio company in adhering to its business plan and compliance with covenants;
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review of monthly and quarterly financial statements and financial projections for portfolio companies;
•
contact with portfolio company management and, if appropriate, the financial or strategic sponsor, to discuss financial position, requirements and accomplishments;
•
comparisons to other companies in the industry; and
•
attendance and participation in board meetings.

As part of the monitoring process, the Adviser regularly assesses the risk profile of each of our investments and, on a quarterly basis, grades each investment on a risk scale of 1 to 5. Risk assessment is not standardized in our industry and our risk assessment may not be comparable to ones used by our competitors. Our assessment is based on the following categories:

(1)
Involves the least amount of risk relative to cost or amortized cost. Investment performance is above expectations since origination or acquisition. Trends and risk factors are generally favorable, which may include financial performance or a potential exit.
(2)
Involves a level of risk that is similar to the risk at the time of origination or acquisition. The investment is generally performing as expected, and the risks around our ability to ultimately recoup the cost of the investment are neutral to favorable relative to the time of origination or acquisition. New investments are generally assigned a rating of 2 at origination or acquisition.
(3)
Indicates an investment performing below expectations where the risks around our ability to ultimately recoup the cost of the investment have increased since origination or acquisition. For debt investments, borrowers are more likely than not in compliance with debt covenants and loan payments are generally not past due. An investment rating of 3 requires closer monitoring.
(4)
Indicates an investment performing materially below expectations where the risks around our ability to ultimately recoup the cost of the investment have increased materially since origination or acquisition. For debt investments, borrowers may be out of compliance with debt covenants and loan payments may be past due (but generally not more than 180 days past due). Non-accrual status is strongly considered for debt investments rated 4.
(5)
Indicates an investment performing substantially below expectations where the risks around our ability to ultimately recoup the cost of the investment have substantially increased since origination or acquisition. We do not expect to recover our initial cost basis from investments rated 5. Debt investments with an investment rating of 5 are generally in payment and/or covenant default and are on non-accrual status.

The following table shows the composition of our portfolio on the 1 to 5 investment performance rating scale. Investment performance ratings are accurate only as of those dates and may change due to subsequent developments relating to a portfolio company’s business or financial condition, market conditions or developments, and other factors.

($ in millions)	As of June 30, 2024		As of December 31, 2023
	Investments at	Percentage of	Investments at	Percentage of
Investment Performance Rating	Fair Value	Total Portfolio	Fair Value	Total Portfolio
1	$-	-%	$-	-%
2	228.7	100.0	114.3	100.0
3	-	-	-	-
4	-	-	-	-
5	-	-	-	-
Total	$228.7	100.0%	$114.3	100.0%

RESULTS OF OPERATIONS

Summarized statement of operations

Operating results were as follows:

($ in millions)	For the three months ended June 30, 2024	For the six months ended June 30, 2024	For the period from May 5, 2023 (Commencement of Operations) through June 30, 2023
Total investment income	$5.4	$9.4	$0.3
Total net expenses	2.4	3.9	0.3
Net investment income	$3.0	$5.5	$0.0
Net realized gains (losses) on investments	(0.2)	(0.2)	-
Net unrealized gains (losses) on investments	0.1	0.6	0.1
Net realized and unrealized gains (losses)	$(0.1)	$0.4	$0.1
Net increase (decrease) in net assets resulting from operations	$2.9	$5.9	$0.1

Total investment income

For the three and six months ended June 30, 2024, total investment income, which includes interest income and accretion of OID, was $5.4 million and $9.4 million, respectively. For the period from May 5, 2023 (commencement of operations) through June 30, 2023, total investment income, which includes interest income and accretion of OID, was $0.3 million. We expect total investment income to continue to increase with the growing portfolio.

Total net expenses

For the three and six months ended June 30, 2024, total net expenses, including the impact of the fee waivers and expense support, were $2.4 million and $3.9 million, respectively. For the period from May 5, 2023 (commencement of operations) through June 30, 2023, total net expenses, including the impact of the fee waivers and expense support, were $0.3 million. We expect our general and administrative expenses to be relatively stable or decline as a percentage of total assets during periods of asset growth and to increase during periods of asset declines.

Net investment income

For the three and six months ended June 30, 2024, net investment income was $3.0 million and $5.5 million, respectively. For the period from May 5, 2023 (commencement of operations) through June 30, 2023, net investment income was $0.0 million. Net investment income can vary substantially from period to period due to various factors including net deployment, credit facility usage and market base rates.

Net realized and unrealized gains (losses) on investments

For the three and six months ended June 30, 2024, we recorded net realized and unrealized appreciation (depreciation) on investments of $(0.1) million and $0.4 million, respectively. For the period from May 5, 2023 (commencement of operations) through June 30, 2023, we recorded net unrealized appreciation on investments of $0.1 million. The change in net unrealized gains on investments is primarily driven by the performance of investment portfolio.

FINANCIAL CONDITION, LIQUIDITY AND CAPITAL RESOURCES

The primary uses of our cash and cash equivalents are for (1) investments in portfolio companies and other investments; (2) the cost of operations (including paying the Adviser and expense reimbursements paid to the Administrator); (3) debt service, repayment, and other financing costs; and (4) future cash distributions to the holders of our common stock. We expect to generate additional liquidity from (1) future offerings of securities, (2) future borrowings and (3) cash flows from operations, including investment sales and repayments as well as income earned on investments.

As of June 30, 2024 and December 31, 2023, we had $14.5 and $28.8 million in cash and cash equivalents and $70.5 and $127.5 million of undrawn capacity on our JPM Funding Facility (as defined below) respectively, subject to borrowing base and other limitations. As of June 30, 2024, the undrawn capacity under our facilities and cash and cash equivalents were in excess of our unfunded commitments.

As of June 30, 2024, we were in compliance with our asset coverage requirements under the Investment Company Act. In addition, we were in compliance with all the financial covenant requirements of our JPM Funding Facility as of June 30, 2024. However, an increase in realized losses or unrealized depreciation of our investment portfolio or significant reductions in our net asset value as a result of the effects of the rising rate environment and the potential for a recession increase the risk of breaching the relevant covenants requirements. Any breach of these requirements may adversely affect the access to sufficient debt and equity capital.

Debt

($ in millions)	As of June 30, 2024				As of December 31, 2023
	Aggregate Principal Amount Committed	Drawn Amount	Amount Available (1)	Carrying Value (2)	Aggregate Principal Amount Committed	Drawn Amount	Amount Available (1)	Carrying Value (2)
JPM Funding Facility	$150.0	$79.5	$70.5	$79.5	$150.0	$22.5	$127.5	$22.5

(1) The amount available is subject to any limitations related to the credit facility borrowing base.

(2) Amount presented excludes netting of deferred financing costs.

The combined weighted average interest rate of the aggregate borrowings outstanding for the six months ended June 30, 2024 was 10.19%. The weighted average debt of the borrowings outstanding for the six months ended June 30, 2024 was $43.1 million.

JPM Funding Facility

On December 8, 2023, we entered into a Loan and Security Agreement (the “JPM Funding Facility”), as servicer, with CPCI Funding SPV, LLC ("CPCI SPV"), our wholly owned subsidiary (the “Borrower”), as borrower, the lenders party thereto, U.S. Bank Trust Company, National Association, as collateral agent and collateral administrator, U.S. Bank National Association, as securities intermediary, and JPMorgan Chase Bank, National Association, as administrative agent, that provides a secured credit facility of $150.0 million with a reinvestment period ending December 8, 2026 and a final maturity date of December 8, 2028. The JPM Funding Facility also provides for a feature that allows the Borrower, under certain circumstances, to increase the overall size of the JPM Funding Facility to a maximum of $500.0 million. In addition, on December 8, 2023, we, as seller, and the Borrower, as purchaser, entered into a Sale and Contribution Agreement, pursuant to which we will sell or contribute to the Borrower certain originated or acquired loans and other corporate debt securities and related assets from time to time. We consolidate CPCI SPV in our consolidated financial statements and no gain or loss is recognized from the transfer of assets to and from CPCI SPV.

The obligations of the Borrower under the JPM Funding Facility are secured by substantially all assets held by the Borrower. The interest rate charged on the JPM Funding Facility is based on an applicable benchmark (Term SOFR or other applicable benchmark based on the currency of the borrowing) plus a margin of 2.60%, subject to increase from time to time pursuant to the terms of the JPM Funding Facility. In addition, the Borrower will pay, among other fees, an administrative agency fee on the facility commitment and a commitment fee on the undrawn balance. The JPM Funding Facility includes customary covenants, including certain limitations on the incurrence of additional indebtedness and liens, as well as usual and customary events of default for revolving credit facilities of this nature.

For the six months ended June 30, 2024 we incurred $2.2 million of interest and other debt financing costs.

To the extent we determine that additional capital would allow us to take advantage of additional investment opportunities, if the market for debt financing presents attractively priced opportunities, or if our Board otherwise determines that leveraging our portfolio would be in our best interest and the best interests of our stockholders, we may enter into new debt financing opportunities in addition to our existing debt. The pricing and other terms of any such opportunities would depend upon market conditions and the performance of our business, among other factors.

In accordance with applicable SEC staff guidance and interpretations, with the stockholder approval, we, as a BDC, are now permitted to borrow amounts such that our asset coverage ratio is at least 150% after such borrowing (if certain requirements are met), rather than 200%, as previously required. Short-term credits necessary for the settlement of securities transactions and arrangements with respect to securities lending will not be considered borrowings for these purposes. The amount of leverage that we employ depends on our Adviser’s and our Board’s assessment of market conditions and other factors at the time of any proposed borrowing.

As of June 30, 2024 and December 31, 2023, our asset coverage ratio was 298% and 557%, respectively. We may also refinance or repay any of our indebtedness at any time based on our financial condition and market conditions. See Note 6. Debt to our consolidated financial statements for more detail on the JPM Funding Facility.

Capital Share Activity

We have authorized three classes of common stock, par value $0.01 per share, Class S Common Stock (“Class S shares”), Class D Common Stock (“Class D shares”) and Class I Common Stock (“Class I shares” and together, with Class S shares and Class D shares, “Common Shares”). Pursuant to a subscription agreement entered into between us and Crescent, Crescent purchased 1,000 Class I shares at an initial offering price of $25.00 per share. In addition, pursuant to a subscription agreement entered into between us and Sun Life Assurance, Sun Life Assurance committed to purchase Class I shares at an initial offering price of $25.00 per share. Following a partial drawdown of its commitment, Sun Life Assurance transferred the remainder of its commitment to BK Canada pursuant to a transfer agreement entered into among us and the Private Placement Investors (the transfer agreement and the subscription agreement with Sun Life Assurance, together, the “Private Placement Agreements”).

Additionally, on December 31, 2023, we agreed to sell Class I shares to Scotia Private Credit Pool ("Scotia" and together with Sun Life Assurance and BK Canada, the “Private Placement Investors”) This offer and sale of the Class I shares was exempt from the registration provisions of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 4(a)(2) thereof and/or Regulation S promulgated thereunder.

The Private Placement Investors' subscriptions were initially drawn down at a price of $25.00 per share, and subsequent subscriptions were priced at our current NAV at the time of contribution. Since our commencement of operations and through June 30, 2024, we received $151.8 million of committed capital from the Private Placement Investors, and in exchange therefore, we issued approximately 5.9 million Class I shares to four stockholders, including the investment from our sole initial stockholder. As of June 30, 2024, we have not offered or sold any of our Class S shares or Class D shares and we have not commenced the anticipated public offering of our Common Shares pursuant to our registration statement (the “Offering”).

Capital Share Distributions

We declared in June 2024 and paid in July 2024 our first distribution and we expect to continue to pay regular monthly distributions. Any distributions we make will be at the sole discretion of our Board, which will consider factors such as our earnings, cash flow, capital needs and general financial condition and the requirements of Maryland law. As a result, our distribution rates and payment frequency may vary from time to time.

Our Board's discretion as to the payment of distributions will be directed, in substantial part, by its determination to cause us to comply with the RIC (as defined below) requirements. To maintain our treatment as a RIC, we generally are required to make aggregate annual distributions to our common stockholders of at least 90% of our taxable income and tax exempt interest.

We declared monthly regular and special distributions for our Class I shares. The following table presents the monthly regular and special distributions that were declared and payable during the six months ended June 30, 2024. We made no distributions for the period from May 5, 2023 (commencement of operations) through June 30, 2023.

			Class I Distribution
Record Date	Declaration Date	Payment Date	Per Share	Amount
June 30, 2024	June 26, 2024	July 26, 2024	$0.1600	$951
June 30, 2024	June 26, 2024	July 26, 2024	$0.0700	$416	(1)
			$0.2300	$1,367
(1)
Represents a special distribution.

See “Recent Developments” for subsequent events relating to regular and special distributions declared by the Company.

Distribution Reinvestment Plan

We have adopted a distribution reinvestment plan pursuant to which stockholders will have their cash distributions automatically reinvested in additional shares of the Company's same class of common stock to which the distribution relates unless they elect to receive their distributions in cash. As a result, if the Board authorizes, and we declare, a cash dividend or other distribution, then stockholders who have not opted out of our distribution reinvestment plan (or, in the case of Alabama, Arkansas, California, Idaho, Kansas, Kentucky, Maine, Maryland, Massachusetts, Nebraska, New Jersey, North Carolina, Ohio, Oregon, Vermont and Washington stockholders and clients of participating brokers that do not permit automatic enrollment in our distribution reinvestment plan, opted to participate in such plan), will have their cash distributions automatically reinvested in additional shares, rather than receiving the cash dividend or other distribution. Distributions on fractional shares will be credited to each participating stockholder’s account to three decimal places.

Share Repurchase Program

Beginning no later than the first full calendar quarter after we hold the first closing in the Offering, and at the discretion of our Board, we intend to commence a share repurchase program in which we intend to repurchase up to 5% of our Common Shares outstanding (either by number of shares or aggregate NAV) in each quarter. Our Board may amend, suspend or terminate the share repurchase program at any time if it deems such action to be in our best interests. For example, in accordance with our directors' duties to the Company, our Board may amend, suspend or terminate the share repurchase program during periods of market dislocation where selling assets to fund a repurchase could have a materially negative impact on remaining stockholders. As a result, share repurchases may not be available each quarter, such as when a repurchase offer would place an undue burden on our liquidity, adversely affect our operations or risk having an adverse impact on the Company that would outweigh the benefit of the repurchase offer. Following any such suspension, the Board will reinstate the share repurchase program when appropriate and subject to our directors’ duties to the Company. We intend to conduct such repurchase offers in accordance with the requirements of Rule 13e-4 promulgated under the Exchange Act and the Investment Company Act, with the terms of such tender offer published in a tender offer statement to be sent to all stockholders and filed on Schedule TO. All shares purchased by us pursuant to the terms of each tender offer will be retired and thereafter will be authorized and unissued shares.

Under our share repurchase program, to the extent we offer to repurchase shares in any particular quarter, we expect to repurchase shares pursuant to tender offers using a purchase price equal to the NAV per share as of the last calendar day of the applicable month designated by our Board, except that the Company deducts 2.00% from such NAV for shares that have not been outstanding for at least one year, also referred to as the Early Repurchase Deduction. Such share repurchase prices may be lower than the price at which you purchase our Common Shares in the Offering. The one-year holding period is measured as of the subscription closing date immediately following the prospective repurchase date. The Early Repurchase Deduction may be waived in the case of repurchase requests arising from the death, divorce or qualified disability of the holder. The Early Repurchase Deduction will be retained by the Company for the benefit of remaining common stockholders.

OFF BALANCE SHEET ARRANGEMENTS

Other than contractual commitments and other legal contingencies incurred in the normal course of our business, we do not expect to have any off-balance sheet financings or liabilities. Our investment portfolio may contain investments that are in the form of lines of credit or unfunded commitments which require us to provide funding when requested by portfolio companies in accordance with the terms of the underlying agreements. Unfunded commitments to provide funds to portfolio companies are not reflected on our Consolidated Statements of Assets and Liabilities. These commitments are subject to the same underwriting and ongoing portfolio maintenance as are the on-balance sheet financial instruments that we hold. Since these commitments may expire without being drawn, the total commitment amount does not necessarily represent future cash requirements. As of June 30, 2024 and December 31, 2023 we had aggregate unfunded commitments totaling $29.0 million and $5.6 million, respectively. See Note 7 to our consolidated financial statements for more information on our commitments.

RECENT DEVELOPMENTS

On July 1, 2024, we issued 51,948 Class I shares to Scotia for an aggregate purchase price of $1.4 million. The purchase price per Class I share was $26.95, which was the Company’s net asset value per Class I share as of June 30, 2024. The offer and sale of the Class I shares was exempt from the registration provisions of the Securities Act, pursuant to Section 4(a)(2) thereof and/or Regulation S promulgated thereunder.

On July 26, 2024, we announced the declaration of $0.16 per share regular and $0.07 per share special distributions for Class I Common Shares. The distributions for Class I Common Shares are payable to stockholders of record as of the open of business on July 31, 2024 and will be paid on or about August 27, 2024. The distributions will be paid in cash or reinvested in the Class I Common Shares for stockholders participating in the Fund’s distribution reinvestment plan.

On August 1, 2024, we held the first closing in the Offering pursuant to the Company’s Registration Statement on Form N-2 (File No. 333-268622) that was declared effective by the SEC on September 29, 2023. In connection with such closing, the Company received approximately $7.4 million in subscriptions from a third party unaffiliated investor. The purchase price per Class I share will equal the net asset value per Class I share as of the last calendar day of August 2024 (the “August NAV”), which is generally expected to be available within 20 business days after August 1, 2024. At that time, the number of Class I shares issued to each investor based on the August NAV and such investor’s subscription amount will be determined and Class I shares will be credited to the investor’s account as of the effective date of the share purchase, August 1, 2024.

As previously disclosed, on July 30, 2024, our stockholders, by unanimous written consent in lieu of a special meeting of stockholders, approved an amendment and restatement of our Second Articles of Amendment and Restatement (as amended and restated, the “Third Articles of Amendment and Restatement”) previously adopted by the Board in response to comments issued by state securities regulators in connection with their review of the Offering. The Third Articles of Amendment and Restatement, among other things, provide that: (1) Class D shares and Class S shares will convert automatically to Class I shares if the Company (A) merges or consolidates with or (B) sells all or substantially all of its assets to an entity that has shares listed on a national securities exchange; (2) any amendment to the Third Articles of Amendment and Restatement or Second Amended and Restated Bylaws (as defined below) that materially alters or changes the powers, preferences or special rights of the Common Shares so as to adversely affect them shall be approved by stockholders entitled to cast a majority of all the votes entitled to be cast on a matter; (3) the Adviser or the Board, as applicable, may not cause the merger or similar reorganization of the Company without stockholder approval except in a merger of a wholly owned subsidiary corporation with or into its parent corporation in accordance with Section 3-106 of the Maryland General Corporation Law; and (4) the standards applicable to indemnification of an independent director of the Company shall also apply to any person acting as a broker/dealer on behalf of the Company. On August 1, 2024, we filed our Third Articles of Amendment and Restatement with the State Department of Assessments and Taxation of Maryland and the amendment became effective immediately upon filing.

As previously disclosed, effective July 30, 2024, the Board amended and restated our Amended and Restated Bylaws (as amended and restated, the “Second Amended and Restated Bylaws”) in response to comments issued by state securities regulators in connection with their review of the Offering. The Second Amended and Restated Bylaws, among other things, provides that: (1) all compensation arrangements between us and our directors, for activity as it relates to their position as directors, shall be approved by a majority of directors, including a majority of independent directors; and (2) each committee of the Board shall be comprised of a majority of independent directors.

Item 3. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

We are subject to financial market risks, including valuation risk and interest rate risk.

Valuation Risk

We have invested, and plan to continue to invest, in illiquid debt and equity securities of private companies. These investments will generally not have a readily available market price, and we will value these investments at fair value as determined in good faith by our Adviser, as the Board's valuation designee, in accordance with our valuation policy. There is no single standard for determining fair value in good faith. As a result, determining fair value requires that judgment be applied to the specific facts and circumstances of each portfolio investment while employing a consistently applied valuation process for the types of investments we make. If we were required to liquidate a portfolio investment in a forced or liquidation sale, we may realize amounts that are different from the amounts presented and such differences could be material. See Note 2 “Summary of Significant Accounting Policies” to our consolidated financial statements for more details on estimates and judgments made by us in connection with the valuation of our investments.

Interest Rate Risk

Interest rate sensitivity refers to the change in earnings that may result from changes in the level of interest rates. We plan to fund a portion of our investments with borrowings and our net investment income will be affected by the difference between the rate at which we invest and the rate at which we borrow. There can be no assurance that a significant change in market interest rates will not have a material adverse effect on our net investment income.

We regularly measure our exposure to interest rate risk. We assess interest rate risk and manage our interest rate exposure on an ongoing basis by comparing our interest rate-sensitive assets to our interest rate-sensitive liabilities. Based on that review, we determine whether or not any hedging transactions are necessary to mitigate exposure to changes in interest rates.

As of June 30, 2024, 98.8% of the investments at fair value in our portfolio were at variable rates, subject to interest rate floors.

Assuming that our Consolidated Statement of Assets and Liabilities as of June 30, 2024 were to remain constant and that we took no actions to alter our existing interest rate sensitivity, the following table shows the annualized impact of hypothetical base rate changes in interest rates (considering interest rate floors for floating rate instruments):

($ in millions)

Basis Point Change	Interest Income	Interest Expense	Net Interest Income (1)
Up 100 basis points	$2.3	$0.8	$1.5
Up 75 basis points	1.7	0.6	1.1
Up 50 basis points	1.1	0.4	0.7
Up 25 basis points	0.6	0.2	0.4
Down 25 basis points	(0.6)	(0.2)	(0.4)
Down 50 basis points	(1.1)	(0.4)	(0.7)
Down 75 basis points	(1.7)	(0.6)	(1.1)
Down 100 basis points	(2.3)	(0.8)	(1.5)
(1)
Excludes the impact of income incentive fees. See Note 3 to our consolidated financial statements for more information on the income incentive fees.

Although we believe that this analysis is indicative of our existing sensitivity to interest rate changes, it does not adjust for changes in the credit market, credit quality, the size and composition of the assets in our portfolio and other business developments that could affect our net income. Accordingly, we cannot assure you that actual results would not differ materially from the analysis above.

We may in the future hedge against interest rate fluctuations by using hedging instruments such as interest rate swaps, futures, options and forward contracts. While hedging activities may mitigate our exposure to adverse fluctuations in interest rates, certain hedging transactions that we may enter into in the future, such as interest rate swap agreements, may also limit our ability to participate in the benefits of lower interest rates with respect to our portfolio investments.

ITEM 4. CONTROLS AND PROCEDURES

Evaluation of Disclosure Controls and Procedures

We maintain disclosure controls and procedures (as that term is defined in Rules 13a-15(e) and 15d-15(e) under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”)) that are designed to ensure that information required to be disclosed in our reports under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, and that such information is accumulated and communicated to our management, including our principal executive officer and principal financial officer, as appropriate, to allow timely decisions regarding required disclosures. Any controls and procedures, no matter how well designed and operated, can provide only reasonable assurance of achieving the desired control objectives. Our management, with the participation of our principal executive officer and principal financial officer, has evaluated the effectiveness of the design and operation of our disclosure controls and procedures as of June 30, 2024. Based upon that evaluation and subject to the foregoing, our principal executive officer and principal financial officer concluded that, as of June 30, 2024, the design and operation of our disclosure controls and procedures were effective to accomplish their objectives at the reasonable assurance level.

Changes in Internal Control over Financial Reporting.

There have been no changes in our internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) during the quarter ended June 30, 2024, that have materially affected, or that are reasonably likely to materially affect, our internal control over financial reporting.

PART II. OTHER INFORMATION

Item 1. LEGAL PROCEEDINGS

We are not currently subject to any material legal proceedings, nor, to our knowledge, are any material legal proceedings threatened against us. We may be a party to certain lawsuits in the normal course of business, including proceedings relating to the enforcement of our rights under loans to or other contracts with our portfolio companies. Furthermore, third parties may try to seek to impose liability on us in connection with our activities or the activities of our portfolio companies. Regardless of the outcome, litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources, and other factors.

Item 1A. RISK FACTORS

In addition to the other information set forth in this Quarterly Report, you should carefully consider the risk factors set forth in Part I, “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 and “Risk Factors” of the Pre-Effective Amendment No. 3 to our registration statement on Form N-2 filed on September 27, 2023, which could materially affect our business, financial condition and/or operating results. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial also may materially affect our business, financial condition and/or operating results. There have been no material changes to the risk factors set forth in Part I, “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 and “Risk Factors” of Pre-Effective Amendment No. 3 to our registration statement on Form N-2 filed on September 27, 2023.

Item 2. UNREGISTERED SALES OF EQUITY SECURITIES AND USE OF PROCEEDS

Refer to Item 8.01 in our Current Reports on Form 8-K filed with the SEC on April 26, 2024, May 24, 2024, June 27, 2024 and July 26, 2024 for information about unregistered sales of our equity securities during the quarter and subsequent to the quarter end.

On July 1, 2024, we issued 51,948 Class I shares for an aggregate purchase price of $1.4 million to Scotia. The purchase price per Class I share was $26.95, which was the Company’s net asset value per Class I share as of June 30, 2024. The offer and sale of the Class I shares was exempt from the registration provisions of the Securities Act, pursuant to Section 4(a)(2) thereof and/or Regulation S promulgated thereunder.

Item 3. DEFAULTS UPON SENIOR SECURITIES

None.

Item 4. MINE SAFETY DISCLOSURES

Not applicable.

Item 5. OTHER INFORMATION

Rule 10b5-1 Trading Plans

During the fiscal quarter ended June 30, 2024, none of our directors or executive officers adopted or terminated any contract, instruction or written plan for the purchase or sale of our securities to satisfy the affirmative defense conditions of Rule 10b5-1(c) or any “non-Rule 10b5-1 trading arrangement.”

ITEM 6. EXHIBITS

The following documents are filed as part of this Quarterly Report:

Exhibit Number	Description
3.1	Third Amended & Restated Articles of Amendment and Restatement (incorporated by reference to Exhibit 3.1 to the Registrant’s Form 8-K (File No. 814-01599), filed on August 2, 2024).
3.2	Second Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 to the Registrant’s Form 8-K (File No. 814-01599), filed on August 2, 2024).
31.1	Certification of Chief Executive Officer, Pursuant to Rule 13a-14(a), as Adopted Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002 (filed herewith).
31.2	Certification of Chief Financial Officer, Pursuant to Rule 13a-14(a), as Adopted Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002 (filed herewith).
32.1	Certification of Chief Executive Officer and Chief Financial Officer, Pursuant to 18 U.S.C. Section 1350, as Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 (filed herewith).
101.INS	Inline XBRL Instance Document - the instance document does not appear in the Interactive Data File because XBRL tags are embedded within the Inline XBRL document.
101.SCH	Inline XBRL Taxonomy Extension Schema with Embedded Linkbase Document
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

By:	/s/ Eric Hall
Eric Hall
Chief Executive Officer (Principal Executive Officer)
Date: August 13, 2024

By:	/s/ Kirill Bouek
Kirill Bouek
Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)
Date: August 13, 2024